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                                                                EXHIBIT 10.4
                         AGREEMENT OF PURCHASE AND SALE



         THIS AGREEMENT OF PURCHASE AND SALE ("Agreement"), dated as of the Date of this Agreement defined hereinafter, between WINN Limited Partnership, a North Carolina limited partnership, or its assigns, with offices at 2209 Century Drive, Suite 300, Raleigh, North Carolina 27622 ("Purchaser") and Promus Hotels, Inc., a Delaware corporation ("Seller").

          NOW, THEREFORE, for $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         I.   PURCHASE AND SALE OF PROPERTY AND BUSINESS

         On the terms and subject to all of the conditions set forth in this Agreement, the Purchaser agrees to purchase and the Seller agrees to sell, for the purchase price set forth herein, all of the following property (collectively the "Premises"):

         (a) the real estate described on Schedule 1 attached hereto and made a part hereof by this reference, together with all tenements, appurtenances, easements, agreements, development rights, air rights, rights-of-way, strips, gores, rights in adjacent avenues, streets and alleys, rights and uses appurtenant thereto (collectively the "Real Property");

         (b) all improvements now or hereafter located on the Real Property, including but not limited to that certain three story 92 suite (including 6 two bedroom suites) Homewood Suites hotel located on Bay Area Boulevard, Houston, Texas and all fixtures which are affixed to the Real Property or Improvements (the "Improvements");

         (c) all furniture, fixtures (not part of the Real Property and Improvements or affixed thereto), equipment, machinery, furnishings, carpets, drapes, blinds or mini-blinds, service and maintenance equipment, linens (not less than two and one-half (2 1/2) turns of linens shall be included), tools, signs, landscaping equipment, supplies, pool equipment, television systems, intercom equipment and systems, and replacement parts (the "Equipment");

         (d)     moneys advanced for future reservations ("Prepaid Items");

         (e) all contracts, agreements, licenses, contract rights, rights to use and other similar rights used in connection with the Real Property and Improvements and set forth on Schedule 2 attached hereto and made a part hereof by this reference and which the Purchaser elects to purchase and assume as provided in Article III, Paragraph A hereof, specifically excluding trademarks and service marks owned by Seller (the "Contracts");
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         (f)     all leases and rights to use the Improvements or all or any part thereof in third parties as more particularly identified on Schedule 3 attached hereto and made a part hereof by this reference and which the Purchaser elects to purchase and assume as provided in Article III, Paragraph A hereof (the "Leases");

         (g) all transferable permits, licenses, government licenses, certificates of occupancy and approvals necessary to operate the Real Property, Improvements, Equipment, Contracts, Leases, Intangible Rights and the other property and rights transferred under this Agreement (the "Permits");

         (h) all inventory, supplies and other materials used in connection with the Real Property and Improvements and the hotel business operated thereon (excluding gift shop items owned by third parties) (the "Inventory");

         (i) all plans, specifications and "as-built" drawings and surveys relating to the Real Property and Improvements in the possession of Seller or to which Seller has access, all books and records relating to the operation or management of the Real Property and Improvements and all warranties and guaranties in favor of or delivered to Seller pertaining to the Premises; and

         (j) all intangible property, guest ledgers, customer and mailing lists, catalogues and brochures, telephone numbers and similar property used in connection with the operation of the Real Property, Improvements and the business known as the Homewood Suites located on Bay Area Boulevard, Houston, Texas (the "Hotel"), and any telephone numbers assigned thereto (the "Intangible Rights"). Notwithstanding the foregoing, Purchaser shall not be entitled to the foregoing information in connection with Seller's national accounts.



         II.  TERMS OF PURCHASE AND SALE

         The purchase price for the Premises shall be Six Million Nine Hundred Fifteen Thousand Four Hundred Ninety Seven and N0/100 Dollars ($6,915,497.00), adjusted as provided in Article IX hereof, (the "Purchase Price"), payable by Purchaser to Seller as follows:

          A. The sum of One Hundred Fifty Thousand and N0/100 Dollars ($150,000.00) (the "Deposit") within five (5) days after the Date of this Agreement by check subject to collection, payable to The Title Company of North Carolina, Inc., as agent for First American Title Insurance Company, as Escrow Agent (the "Escrow Agent"). The Escrow Agent shall maintain the Deposit in an interest bearing account subject to the provisions of Article XIII. The Escrow Agent shall not disburse the Deposit except in accordance with the terms of this Agreement. Upon the satisfaction of all of





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the conditions contained in this Agreement, on the Closing Date (as hereinafter defined), the Deposit shall be paid to Seller and reduce the portion of the Purchase Price payable at Closing pursuant to Article II, Paragraph B hereof.
In the event that this transaction is not consummated for any reason, the Deposit shall be paid as provided in Article XIII of this Agreement. Purchaser shall be entitled to payment of or a credit for any interest earned on the Deposit unless the Deposit is forfeited in which event interest shall be paid to Seller.

          B. The balance of the Purchase Price, plus or minus any closing adjustments, by certified or bank funds or by wire transfer on the Closing Date (as hereinafter defined) to an account designated in writing by Seller to Purchaser at least five (5) days prior to Closing.

          C. Upon the Closing, the Seller shall deliver to the Purchaser the Premises, including, but not limited to, the Real Property, Improvements, Equipment and Inventory, free and clear of all liens and encumbrances of whatever type or description other than the Permitted Exceptions as defined in Article IV, Paragraph A hereof. In accordance with the foregoing, the outstanding balance of all secured indebtedness encumbering the Premises, including, but not limited to, the Real Property, Improvements, Equipment and Inventory shall be paid in full at or prior to Closing by Seller.

          D. In addition to and exclusive of the Purchase Price, Seller shall install a lighted Homewood Suites sign to the front of the Improvements, at such location as is mutually acceptable to Purchaser and Seller. The actual costs of such sign and the installation thereof to be reimbursed by Purchaser to Seller at Closing, which reimbursement shall be in addition to the payment of the Purchase Price. Purchaser and Seller acknowledge that the estimated costs for such sign and the installation thereof is approximately $10,000.00.

     III. FEASIBILITY PERIOD; OTHER REQUIREMENTS AND CONTINGENCIES

          A. This Agreement is contingent upon Purchaser's approval of the Premises, including but not limited to, approval of the Inspection Items (as hereinafter defined). The Inspection Items have been submitted to Purchaser on or prior to the Date of this Agreement, or as specifically provided herein, are available to Purchaser for inspection at the Improvements. Purchaser shall have the period of time from the Date of this Agreement until and through June 3, 1996 to review the Inspection Items and to otherwise inspect the Premises and its or their condition (such period is hereinafter referred to as the "Feasibility Period"). On or prior to the expiration of the Feasibility Period, the Purchaser shall notify the Seller whether or not the Purchaser elects to purchase the Premises, which election shall be made in the sole, absolute and unreviewable discretion of the Purchaser. On or prior to the expiration of the





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Feasibility Period, the Purchaser shall notify the Seller which of the
Contracts and Leases the Purchaser shall accept and assume if Purchaser does not terminate this Agreement prior to the expiration of the Feasibility Period and the Seller shall retain and not assign to Purchaser those Contracts and Leases not acceptable to Purchaser. In the event Purchaser fails to notify Seller, on or prior to the expiration of the Feasibility Period as to which of the Contracts and Leases the Purchaser shall accept and assume, or whether or not the Purchaser elects to proceed with the purchase, all items shall be deemed approved. If Purchaser notifies Seller that it elects not to proceed with this transaction, on or prior to the expiration of the Feasibility Period, then this Agreement shall terminate and shall be null, void and without further force or effect, the Deposit (together with all interest) shall be promptly refunded to Purchaser by Escrow Agent and neither party shall have any further liability to the other, except for the indemnity by Purchaser set forth in
Article III, Paragraph E, which shall survive such termination of this Agreement. The Inspection Items shall remain the property of Seller until Closing, after which Purchaser shall be entitled to retain the Inspection Items, however, in the event Purchaser terminates this Agreement pursuant to the provisions set forth in this Agreement, Purchaser shall destroy all copies of the Inspection Items in Purchaser's possession and return all originals thereof to Seller. Further, prior to Closing, Purchaser shall be prohibited from sharing any information in the Inspection Items with any third party other than Purchaser's Lender, Purchaser's accountants, attorneys or other professionals employed or retained by Purchaser to assist Purchaser in Purchaser's review and analysis of the Inspection Items; provided, however, nothing herein shall prevent or restrict Purchaser relative to any disclosures which Purchaser may be required to make pursuant to any rules and regulations of the Securities and Exchange Commission applicable to Purchaser. The conditions enumerated in this Article III are for Purchaser's benefit only and the non-occurrence of a state of facts sufficient to satisfy any of such conditions may not be used or pleaded by Seller as a defense to the enforceability of this Agreement.

          For purposes of this Agreement, the term "Inspection Items" shall mean:

         (a) any existing engineer's reports, architectural plans, appraisals, title reports, title insurance commitment, title insurance policies, environmental reports, surveys or other reviews, evaluations or studies of or with respect to the Premises in Seller's possession or to which Seller has access;

         (b)     the Leases, Contracts and Permits;

         (c) the utility bills for the period commencing September 22, 1995;





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         (d)     Seller's market and feasibility report for the Hotel and 1996 budget;

         (e) guest registration records (to be available for inspection at the Improvements);

         (f) employee records, if any (to be available for inspection at the Improvements); and,

         (g) financial statements (the "Financial Statements") for the Premises prepared and warranted by the Seller (including balance sheets, income statements, operating statements and statements of changes in financial position) for the period commencing September 22, 1995 and for the period from the end of 1995, including year to date for calendar year 1996, ended thirty (30) days prior to the Closing Date, together with
                 monthly Financial Statements for the same periods.   An
                 itemized breakdown of room sales per month, occupancy and ADR for the period commencing September 22, 1995. The books and records of the operations of the Premises necessary to confirm the accuracy of the Financial Statements shall be made available to Purchaser or its agents at the Premises.



         B. Purchaser and Seller have entered into that certain Stock Purchase Agreement dated April __, 1996 ("the Stock Purchase Agreement") and in accordance therewith, on the Closing Date defined hereinafter, Seller shall purchase common stock directly from Winston Hotels, Inc., the general partner of Purchaser, in the amount of Three Million and N0/100 Dollars ($3,000,000.00) upon the terms and conditions expressly set forth in the Stock Purchase Agreement relative thereto. The price of such common stock shall be the offering price in the Offering defined hereinafter.

         C. Simultaneous with Closing defined hereinafter, Purchaser shall enter into a percentage lease ("the Percentage Lease") with Winston Hospitality, Inc., a North Carolina corporation ("the Lessee"), relative to the Hotel, in substantially the form of lease executed to date by and between Purchaser and the Lessee with respect to Purchaser's currently owned hotels and with economic terms which, on a proforma basis, using Seller's budget for the Hotel, will produce a gross operating profit to Lessee for the Hotel equal to at least five percent (5.0%) of the gross revenues of the Hotel; provided, however, it is expressly acknowledged and understood by Purchaser that Seller's budget is prepared on a proforma basis and Seller makes no warranty with respect thereto. Simultaneous with the execution of the Percentage Lease, the Lessee and Seller shall execute a management agreement ("the Management Agreement") pursuant to which Seller shall manage the Hotel. The form of Management Agreement agreed to between the Lessee and Seller





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to be executed at Closing is attached hereto as Schedule 4 and incorporated
herein by this reference.   As used herein, "gross operating profit" shall mean
the gross revenues of the Hotel for a period (gross revenues shall mean gross revenues net of customary adjustments including (i) interest, (ii) excise, room and sales and use taxes, (iii) insurance and condemnation proceeds, (iv) commissions, (v) refunds and (vi) vendor payments and splits (i.e., from video rentals, vending machines, laundry, etc.), less all operating expenses borne by the Lessee (which does not include real property taxes and casualty insurance premiums, which are paid by Purchaser), and less any amounts payable by the Lessee for the period under the Percentage Lease.

         D. Simultaneous with Closing defined hereinafter, Seller shall cause a Homewood Suites franchise agreement ("the Franchise Agreement") to be executed for the Hotel and a Homewood Suites franchise license to be issued to the Lessee for the Hotel for a term at least equal to the greater of (i) twenty
(20) years or (ii) the term of the Percentage Lease, each to be in the form then being executed and issued for Homewood Suites hotels as of the Closing Date, including the then current rate and fee schedules. Seller shall approve the Lessee as an operator of the Hotel in the Franchise Agreement.

         E. Seller acknowledges that Purchaser is a real estate investment trust and in accordance therewith, Purchaser's obligation to close this transaction shall be conditioned upon Purchaser obtaining the approval of this Agreement and the transaction contemplated herein from the board of directors of the general partner of Purchaser, which approval shall be obtained or denied on or before March 31, 1996.

         Seller and Purchaser shall cooperate and take all actions reasonably necessary, in a diligent and expeditious manner, to effectuate the inspections, transfers and other reviews required by this Article III during the Feasibility Period. The Purchaser and its representatives and agents shall, upon notice to the on site manager of the Hotel of not less than twenty four (24) hours in advance thereof, be provided with access to the Premises at all reasonable times during the Feasibility Period and thereafter, provided Purchaser does not terminate this Agreement prior to the expiration of the Feasibility Period, up to Closing, in order to inspect the Premises, including but not limited to, taking soil samples and test borings, and conducting environmental studies, physical surveys, engineering studies and other such inspections and reviews that the Purchaser shall deem reasonably necessary to determine the condition and financial status of the Premises. Purchaser shall conduct all of the foregoing in such a manner so as not to disturb guests at the Hotel or disrupt the operations thereof and shall immediately restore any damage or disturbance to the Premises caused by any of the foregoing to the condition in which same existed immediately prior to such damage or disturbance.





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Purchaser does hereby covenant and agree to indemnify, defend and hold Seller harmless from and against any and all loss, damage and liability which may arise as a result of Purchaser and Purchaser's agents and employees taking advantage of the foregoing access to the Premises prior to Closing. The indemnity by Purchaser set forth herein shall survive Closing and any termination of this Agreement.


         IV.      TITLE; TITLE POLICY; SURVEY

         A. Within ten (10) days after the Date of this Agreement, Seller shall furnish to Purchaser a copy of Seller's existing and most current owner's title insurance policy issued to Seller relative to the Premises. Thereafter, during the Feasibility Period Purchaser shall procure, at Purchaser's cost, a preliminary title report and title insurance binder (the "Title Commitment") from First American Title Insurance Company (the "Title Company") pursuant to which the Title Company shall commit to issue a current Texas Form T-1 Owner's Policy of Title Insurance in the amount of the Purchase Price (the "Title Policy") insuring that the Purchaser shall receive at closing, good and indefeasible fee simple title to the Real Property, free and clear of ALL liens, exceptions, encumbrances or defects other than the matters expressly approved in writing by Purchaser as permitted exceptions to title as set forth hereinafter (the "Permitted Exceptions").


         Prior to the expiration of the Feasibility Period, the Purchaser shall notify (the "Title Notice") the Seller as to which of the liens, defects, encumbrances or exceptions set forth in the Title Commitment are objectionable to Purchaser ("the Title Defects") and which of such matters are acceptable to Purchaser as the Permitted Exceptions. Within ten (10) days after receipt by Seller of the Title Notice, the Seller shall use reasonable best efforts to attempt to cure the Title Defects to the reasonable satisfaction of the Purchaser; provided, however, Seller shall not be obligated to expend any of Seller's funds to cure any Title Defects, except Title Defects in the form of money judgments, mortgages and statutory liens which Seller shall be obligated to remove of record at or prior to Closing. In the event the Seller is unable to cure the Title Defects to the reasonable satisfaction of the Purchaser (except for those Title Defects that Seller is obligated to remove of record in accordance with the immediately preceding sentence) within such ten (10) day period or the Purchaser does not agree to waive such Title Defects, then this Agreement shall terminate and shall be null, void and without further force or effect, the Deposit (together with all interest) shall be returned to Purchaser
and neither party shall have any further liability to the other.   Seller
represents that to the best of Seller's knowledge, there are no liens or other secured indebtedness encumbering the Premises.





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         B.      Within ten (10) days after the Date of this Agreement, Seller shall furnish to Purchaser a copy of Seller's most current survey of the Real Property and the Improvements prepared by Wade Pike, Professional Land Surveyor, RPLS No. 4757, dated January 10, 1993 ("the Existing Survey"). The Existing Survey shall be in form and substance satisfactory to the Purchaser, the Title Company and the Lender. Purchaser shall, at Purchaser's election, cause the Existing Survey to be updated, obtain a new survey or, if acceptable to the Title Company and Lender, obtain a certification from Seller that there have been no improvements, structures or other changes subsequent to the date of the Existing Survey which would be revealed by a more current survey thereof, whereby the elected method shall be certified to the Purchaser, Title Company and Lender (the form of certification to be reasonably satisfactory to the Title Company, Purchaser and Lender) ("the Current Survey"). The Current Survey shall show, among other things, that all buildings are within lot and building lines, the location of such lines, the dimensions and total area of the Real Property and Improvements, the location and number of parking spaces, ingress and egress to adjoining streets, all benefiting and burdening easements, improvements, appurtenances, rights of way and utilities whether above or below ground, all encroachments from or into the Premises, all structures and improvements on the Real Property and all easements, rights of way and other restrictions of record properly identified with recording information and certifying that the Premises are not within a flood plain or other flood hazard area. The Current Survey shall be in accordance with the standards of a Category 1-A, Condition II survey as set forth in the Manual of Practice for Land Surveying in the State of Texas, 1991 Revised Eighth Edition, prepared by the Texas Society of Professional Surveyors. The Current Survey and certification shall be sufficient to remove the survey exception from the Title Policy without indemnity by Purchaser. Prior to the expiration of the Feasibility Period, the Purchaser shall notify the Seller of any objections of Purchaser or Lender to the Current Survey ("Survey Defects"). Survey Defects shall be deemed to be Title Defects for purposes of this Agreement and Seller shall cure such Survey Defects according to the same procedure as for Title Defects.

         C. The Purchaser and Seller shall each be responsible for the payment of its own transaction costs, including counsel fees. Purchaser shall be responsible for the costs incurred with the physical inspection and any survey of the Real Property and Improvements which Purchaser causes to be conducted and prepared, including any environmental and engineering studies other than those delivered by Seller to Purchaser in accordance with Article III, Paragraph A. At Closing, Purchaser shall pay all premiums for the Title Policy. Any and all transfer taxes, real estate excise taxes and sales taxes payable in connection with the transfer of the Premises, or any portion thereof, and the Personalty (as hereinafter defined) shall be paid by Seller. Unless otherwise stated in this Agreement, the Purchaser and Seller shall pay all costs in





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connection with the Closing of this transaction as are customary in Houston,
Texas.

         V.  CLOSING

         A. The closing of this transaction shall occur within ten (10) days following the latter to occur of (i) conclusion of a secondary public offering of Winston Hotels, Inc.'s common stock ("the Offering"), or, (ii) the expiration of the Feasibility Period, but in no event later than July 1, 1996, and shall be deemed to occur at the offices of Brown & Bunch, 4900 Falls of Neuse Road, Suite 210, Raleigh, North Carolina 27609, without the requirement that Purchaser and Seller be physically present thereat, or such other date or place as shall be mutually acceptable to Purchaser and Seller (the "Closing Date"). The closing of the transaction contemplated by this Agreement shall be deemed effective as of 12:01 a.m. on the Closing Date ("Closing"). If the date of Closing falls on a Saturday, Sunday or banking holiday, the Closing shall take place on the next business day thereafter.

         B. At the Closing, the Seller, shall deliver to Purchaser and perform the following:

         1. A Special Warranty Deed conveying good, and indefeasible fee simple title to the Real Property free and clear of all defects, exceptions, liens or encumbrances, except for the Permitted Exceptions.


         2.      Seller shall pay and discharge any special assessment which on or before the date of Closing, (a) has been levied, imposed, or confirmed against the Premises, (b) affects or is a lien upon the Premises or (c) although not yet a lien upon the Premises, is attributable to improvements which benefit or will benefit the Premises. If any of the foregoing assessments are for improvements which have been fully constructed as of Closing and may be paid in installments, all installments shall be deemed payable as of the day prior to the Closing and shall be discharged of record by Seller. If any of the foregoing assessments are for improvements which have not been fully constructed as of Closing and may be paid in installments, Seller shall be responsible for and shall pay all such installments due through the Closing Date and Purchaser shall be responsible for the payment of all such
installments accruing subsequent to the Closing Date.   If, at the Closing, any
amount which Seller is required to pay with respect to the foregoing has not been determined, Seller agrees to pay such amount as can be reasonably estimated at the Closing and the final amount shall be adjusted within fifteen
(15) days after Purchaser gives Seller notice that same has been determined. This provision shall survive the Closing and delivery of the deed.





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     3.  A Bill of Sale conveying the Equipment, Inventory, Real Property not conveyed by other instruments provided for herein, and other personal property and intangible property included in the Premises ("Personalty"), free and clear of any lien or encumbrance, other than the Permitted Exceptions, and containing a general warranty of title to the Equipment, Inventory and Personalty and an inventory of all Equipment, Inventory and Personalty.


     4. An assignment of Seller's interest in and to all Permits, Contracts to be assumed by Purchaser in accordance with Article III, Paragraph A, Leases to be assumed by Purchaser in accordance with Article III, Paragraph A, Intangible Rights, Prepaid items and other items of the Premises, free and clear of any lien or encumbrance, together with written evidence reasonably satisfactory to Purchaser of any required third party consent to such assignment. Seller shall deliver to Purchaser all original Contracts and Leases which Purchaser has elected to purchase pursuant to Article III hereof; the Permits, including the existing certificates of occupancy for the Premises as presently constituted and if no such certificates are available, evidence that the Premises are legally constructed and properly zoned in accordance with all applicable laws; all warranties and guarantees (and assignments thereof to Purchaser) issued in connection with the initial construction of the Real Property and Improvements; any Personalty, and any repairs or additions thereto; moneys advanced for future registrations; guest registration records; keys; transferrable permits, approvals and licenses issued by all appropriate governmental authorities and fire underwriting organizations with respect to the construction and use of the Premises or any part thereof; and any existing copies of architectural plans and specifications, blueprints and building plans which may be in Seller's possession.

     5. At Purchaser's option, an assignment of all fire and extended coverage insurance policies, liability policies and loss of rental policies, affecting any of the Premises to the extent assignable (if assigned, premiums to be prorated at Closing).

     6. Tax certificates or other evidence of payment from all appropriate taxing authorities certifying the payment of all real and personal property taxes up to the current tax year.

     7. A certificate of Seller dated as of the Closing that Seller is not a foreign person or corporation within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986 (the "IRC").

     8. A bring down certificate dated as of the Closing certifying the truth and accuracy of each representation and warranty set forth in Article XII as of the Closing Date.

     9.  An affidavit of title reasonably satisfactory to the Title





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Company enabling the Title Company to issue the Title Policy without exception for mechanic's or materialman's or any other statutory liens, or for the rights of parties in possession other than temporary hotel patrons.

   10. Seller shall purchase the common stock of Winston Hotels, Inc. in accordance with the Stock Purchase Agreement and as set forth in Article III, Paragraph B.

   11.   The Management Agreement in accordance with Article III, Paragraph C.

   12. Seller shall execute and deliver the Franchise Agreement and issue and deliver a Homewood Suites franchise license in accordance with Article III, Paragraph D.

   C.  At the Closing, the Purchaser shall deliver to the Seller the following:

     1.    Subject to Article IX, the Balance of the Purchase Price.

     2. Proof of authority for Purchaser to complete the transaction reasonably satisfactory to Seller.

     3. The Lessee shall execute and deliver the Management Agreement and the Franchise Agreement.


     VI.  DELIVERY OF POSSESSION

     Seller shall deliver actual and exclusive possession of the Premises to Purchaser on the Closing Date, subject to the rights of temporary guests and patrons of the Hotel.

     Seller hereby grants to Purchaser the right to enter the Premises at any reasonable time after the date hereof for the purpose of inspecting, testing and examining the Premises, which purpose is more particularly provided in
Article III hereof.


     VII. DAMAGE TO PROPERTY

     Seller shall give Purchaser immediate notice of any fire or other casualty or of any pending or threatened condemnation occurring to all or any portion of the Premises between the date hereof and the Closing. If prior to the Closing, there shall occur:

     (i) damage to the Premises caused by fire or other casualty, which would cost $100,000.00 or more to repair or replace; or

     (ii) the taking or condemnation of all or any portion of the Premises (including any parking areas) as would materially interfere





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with the use thereof, as determined by Purchaser; then, if any of the events set forth in (i) or (ii) above occurs, Purchaser, at its option, may terminate this Agreement by written notice given to Seller within fifteen (15) days after Purchaser has received the notice referred to above or at the Closing, whichever is earlier. If Purchaser does not elect to terminate this Agreement, the Closing shall take place as provided herein without an abatement of the Purchase Price and there shall be assigned to the Purchaser at Closing, all interest of the Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of such occurrence.

         If, prior to the Closing, there shall occur:

         (x) damage to the Premises caused by fire or other casualty which would cost less than $100,000.00 to repair or replace; or

         (y) the taking or condemnation of all or any portion of the Premises which is not material to the use thereof, as determined by Purchaser;

then, if any of the events set forth in (x) or (y) above occurs, Purchaser shall have no right to terminate this Agreement (solely as a result of the occurrence of such events), and Seller shall, at its sole expense, with respect to subparagraph (x), restore or replace the damaged Premises to its original condition and, if necessary, Closing shall be extended so as to give Seller sufficient time to accomplish same; and, with respect to subparagraph (y), there shall be assigned to Purchaser at Closing all interest of Seller in and to any condemnation awards which may be payable to Seller on account of any such occurrence.

         VIII. REMEDIES

         A. If the transaction contemplated by this Agreement is not consummated solely by reason of Purchaser's failure to perform its obligations under this Agreement, then Seller, as its sole and exclusive remedy, shall be entitled to retain the Deposit as full liquidated damages in complete and total accord and satisfaction, the parties hereby acknowledging and agreeing to the difficulty of ascertaining Seller's actual damages in such circumstances. Seller and Purchaser agree that it is impossible to accurately assess the Seller's damages in the event of the Purchaser's default and that the Deposit constitutes Seller's and Purchaser's best estimate of such damages.

         B.   If this transaction is not consummated by reason of:

         (i) cancellation by Purchaser as permitted by the terms of this Agreement, including but not limited to, cancellation by Purchaser at any time on or prior to the termination of the Feasibility Period;

         (ii) the inability of Purchaser to obtain any approval or consent required pursuant to or otherwise satisfy any condition or contingency set forth in Article III hereof within the period of time expressly provided therefor;


        (iii)             the occurrence of any of the events described in
                          Article VII; or

         (iv) Title Defects and Survey Defects which are not cured as provided in this Agreement (except for those Title Defects which Seller is obligated to cure).


then Purchaser shall be entitled to a return of the Deposit (together with all interest thereon) and this Agreement shall be null and void and all parties relieved from any further liability hereunder (except the liability of Purchaser pursuant to the indemnity by Purchaser set forth in Article III, Paragraph E, which indemnity shall survive any such termination of this Agreement), unless Purchaser elects to waive any of the items or occurrences set forth in this Article VIII, Paragraph B. The items enumerated in this
Article VIII, Paragraph B are for Purchaser's benefit only and the non-occurrence of a state of facts sufficient to satisfy any of such items may not be used or pleaded by Seller as a defense to the enforceability of this Agreement.

         C. If this transaction is not consummated because of a default on the part of Seller or if Seller fails to close this transaction in breach of its obligation to do so, then Purchaser, at its option, may

         (i)              seek specific performance of this Agreement; or


         (ii) receive a return of the Deposit (together with all interest thereon), whereupon Seller shall be released of all liability arising under this Agreement.

         D. In the event of a dispute, controversy or difference arising under this Agreement, such dispute, controversy or difference shall be finally and exclusively settled by arbitration. The arbitration shall be conducted in a mutually agreed upon location in accordance with the rules of the American Arbitration Association, before an arbitrator or arbitrators appointed pursuant to such rules, and the determination and ruling of such arbitrator or arbitrators shall be final, binding and conclusive on Purchaser, Seller and Lessee.

         IX.  PRORATIONS

         All income (excluding cash on hand and accounts receivable for the period prior to the day preceding the Closing Date, which shall be and remain the property of Seller), current operating expenses, accounts payable, real estate taxes, other taxes and assessments, all utilities, water and sewer charges, licenses or permit fees relating to the operation of the Premises, real estate and personal property ad valorem taxes, prepayments made under the Contracts and Leases (to be assumed by Purchaser pursuant to Article III hereof) and insurance premiums (if applicable), shall be adjusted and prorated as of the Closing. All maintenance and service agreements (whether or not service is continued by Purchaser) and utility charges shall be determined as of Closing and paid by Seller or appropriate adjustments made if Purchaser at its option accepts an assignment of any such agreement. If such charges and expenses are unavailable on the Closing Date, a re-adjustment of such charges and expenses shall be made within thirty (30) days after the Closing. The parties agree to cooperate in good faith in effecting such a final reconciliation and each party shall promptly pay (or reimburse the other party for) any expense item that is chargeable to the former party and shall promptly
remit any income item to the other party if entitled thereto.   Seller shall
use reasonable efforts to arrange for the rendition of final bills by the utility companies involved as of the Closing Date.

Guest room revenues of the Premises, whether in cash or in accounts receivable, arising from occupancy for the night beginning on the day preceding the Closing Date and ending on the Closing Date shall be credited one-half to Purchaser and one-half to Seller. Seller shall collect all income and other sums payable by tenants or guests (or otherwise) for such time period and the responsibility for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Premises for such time period shall be debited one-half to Purchaser and one-half to Seller. Purchaser shall be credited with any deposits from tenants or guests of the Premises which are refundable to such tenants or guests. Seller shall remit to Purchaser at closing all prepaid income items. In addition, at Closing, Seller shall deliver to Purchaser a schedule of all unpaid accounts receivable and other income items as of Closing. All such accounts receivable and other income items collected by or for Purchaser after Closing shall be promptly remitted to the order of Seller; provided, however, payments received by Purchaser following the Closing with respect to receivables shall be deemed to be in payment of receivables of Purchaser unless the payment received specifically identifies that it is in payment of a receivable attributed to Seller or there is no receivable due to Purchaser with respect to such payment. Seller and Purchaser agree to attempt to reconcile and prorate the accounts receivable within sixty (60) days after Closing. Except for sums actually received by Purchaser pursuant to the immediately preceding sentence, Purchaser shall assume no obligation to collect or enforce the payment of any amounts that may be due to Seller, except that Purchaser shall render reasonable assistance, at no expense to Purchaser, to Seller after Closing in the event Seller proceeds against any third party to collect any accounts receivable or other income items due Seller. Nothing contained in this Article shall be deemed to prohibit Purchaser and Seller from entering into an agreed settlement in writing of all prorations at or following Closing.

         In the event any adjustments pursuant to this Article are, subsequent to Closing, found to be erroneous, then either party hereto is entitled to additional monies and shall invoice the other party for such additional amounts as may be owing, and such amount shall be paid promptly by the other party upon receipt of the invoice. Such invoice shall be accompanied by reasonable substantiating evidence.

         Purchaser shall have no obligation with respect to Seller's on-site employees whatsoever, which employees shall be compensated by Seller and Seller shall have the right to retain and employ such employees at Seller's election in order to perform pursuant to the Management Agreement.

         The provisions of this Article IX shall survive Closing and the delivery of the Deed.

         X.  NOTICES

         Any notice to be given by either party to this Agreement shall be in writing and shall be either delivered personally or by certified or registered U.S. Mail, postage prepaid, or by overnight courier delivery service with charges to the sender, or by telecopier or facsimile, with follow-up by means of one of the other notice methods set forth herein, with its notice complete upon receipt of the telecopy or facsimile, as follows:

To Seller:                        Promus Hotels, Inc.
                                  785 Crossover Lane
                                  Suite 141
                                  Memphis, Tennessee 38117
                                  Attention:  Thomas Keltner, Senior Vice
                                  President, Development
                                  Facsimile number: (901) 374-5051


With Copy to:                     Ronald Halpern, Esquire
                                  Promus Hotels, Inc.
                                  Deputy General Counsel, Vice President
                                  785 Crossover Lane
                                  Suite 141
                                  Memphis, Tennessee 38117
                                  Facsimile number: (901) 374-5050

To Purchaser:                     WINN Limited Partnership
                                  2209 Century Drive, Suite 300
                                  Raleigh, North Carolina  27622
                                  Attention:  Robert W. Winston, III
                                  Facsimile number: (919) 571-7330

With copies to:                   William W. Bunch, III, Esquire
                                  Brown & Bunch
                                  4900 Falls of Neuse Road,
                                    Suite 210 (street zip code 27609)
                                  Post Office Box 19409
                                  Raleigh, North Carolina 27619-9409
                                  Facsimile number: (919) 878-8062

Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person, by transmission or by receipt set forth on the verification of delivery or return receipt. The inability to deliver because of changed facsimile number and/or address of which no notice was given, or rejection or other refusal to accept any notice demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to transmit, deliver or rejection or refusal to accept. Any party may change addresses for notices by delivering written notice of such change in accordance with this Article X.

     XI.  INDEMNITY

     A. Purchaser and Seller warrant and represent each to the other that neither of them has employed a real estate broker in this transaction and neither of them has any knowledge of any party with a claim for any real estate commission, brokerage fee or finder's fee. Seller shall indemnify and hold the Purchaser harmless from and against any claim for any real estate commission, brokerage fee or finder's fee made by any person, firm or corporation, claiming by, through or under the Seller. Purchaser shall indemnify and hold the Seller harmless from and against any claim for any real estate commission, brokerage fee or finder's fee made BY any person, firm or corporation, claiming by, through or under the Purchaser. This warranty and representation shall survive the Closing and the parties shall indemnify each other from any liability, cost or loss arising out of a breach of said warranty and representation, including consequential damages.

     B. The Seller shall indemnify and hold the Purchaser harmless from and against any and all liabilities, claims, demands, costs and expenses of any kind or nature, including but not limited to, reasonable attorney's fees, arising out of or incurred in connection with (i) any breach of the representations and warranties of Seller set forth in this Agreement, (ii) the ownership, use, maintenance or operation of the Premises on or prior to the Closing or the transfer of the Premises to the Purchaser (including the payment of all taxes),or (iii) compliance or failure to comply with the notice provisions relating to bulk sales laws applicable to the transfer of all or any part of the Premises. Purchaser shall indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, costs and expenses of any kind or nature, including reasonable attorney's fees, arising after the date of Closing and which arise out of the ownership or operation of the Premises by the Purchaser following the Closing. Such indemnities shall survive Closing and delivery of the deed.

         C. If Purchaser or Seller propose to make any claim for indemnification under any Article or Paragraph of this Agreement (the "Indemnitee"), the Indemnitee shall deliver to the other party (the "Indemnitor") a certificate signed by the Indemnitee which certificate shall
(i) state that a loss has occurred and (ii) specify in reasonable detail each individual item of loss or other claim including the amount thereof and the date such loss was incurred. The Indemnitor shall have the right in its discretion and at its expense to participate in and control (a) the defense or settlement of any claim, suit, action or proceeding (including appeals) in respect of such item (or items) by any person other than a party hereto, (b) any and all negotiations with respect thereto, and (c) the assertion of any claim against any insurer with respect thereto, and the Indemnitee shall not settle any such claim, suit, action or proceeding or agree to extend any applicable statute of limitation without the prior written approval of the Indemnitor. The rights of participation, control and approval granted to the Indemnitor shall be subject as a condition precedent to the Indemnitor's acknowledging to the Indemnitee, in writing, the obligation of the Indemnitor to indemnify the Indemnitee in respect of such third party's claim, suit, action or proceeding giving rise to such item. Upon satisfaction of such condition precedent, the Indemnitee shall provide the Indemnitor with all reasonably available information, assistance and authority to enable the Indemnitor to effect such defense or settlement and upon the Indemnitor's payment of any amounts due in respect of such claim, suit, action or proceeding, the Indemnitee shall, to the extent of such payment, assign or cause to be assigned to the Indemnitor the claims of the Indemnitee, if any, against such third parties in respect of which such payment is made. If the Indemnitor is not so willing to acknowledge such obligation, the parties shall jointly consult and proceed as to any such third party claim, suit, action or proceeding.

         XII.  PURCHASER'S AND SELLER'S REPRESENTATIONS AND WARRANTIES.

         The Seller represents and warrants to the Purchaser that:

          A. Seller is a Delaware corporation duly organized, and existing and in good standing under the laws of the state of its incorporation and authorized to do business in the State in which the Premises are located.

          B. Seller is authorized to enter into this Agreement and to consummate the transaction contemplated hereby, and the individuals executing this Agreement on behalf of Seller are also duly authorized to execute this Agreement and to bind Seller to consummate such transaction, subject to the effect of any bankruptcy, reorganization, moratorium, insolvency, or other laws affecting the rights of creditors generally. The execution and delivery of this Agreement and the conveyance of the Premises by Seller, pursuant to this Agreement, do not require the consent of any person, agency or entity not a party to this Agreement. The execution of this Agreement by Seller and the transaction contemplated herein have been duly authorized by proper corporate action, including the board of directors and capital committee of Seller.

          C. There are no pending or, to the knowledge of Seller, threatened, condemnation or similar proceedings affecting the Premises, or any portion thereof. Seller has not received any written notice that any such proceeding is contemplated, and no part of the Premises has been destroyed or damaged by any casualty.


          D. To the best of Seller's knowledge, the maintenance, operation, use or occupancy of the Premises as a hotel does not violate any building, health, zoning, environmental, fire or similar law, ordinance, regulation or restrictive covenant. To the best of Seller's knowledge, the Premises do not violate any federal, state, county, or municipal laws, ordinances, orders, regulations or requirements nor has Seller received any notice of such a violation.

          E. There are no options to purchase, rights of first refusal or other similar agreements with respect to the Premises which give anyone the right to purchase the Premises or any part thereof. To the best of Seller's knowledge, there are no contracts or agreements which affect or cover the Premises, except for the Contracts and the Permitted Exceptions. There are no unpaid bills or claims in connection with the construction repair or replacement of the Premises. There are no agreements allowing for any reduction, concession or abatement of room rates.

          F. The Financial Statements are, or with respect to Financial Statements for periods of time subsequent to the Date of this Agreement will be, true, correct and accurate in all material respects and fairly present the results of operations of the Premises for the periods then ended. During the period of operation of the Hotel, no single customer (or its or their affiliates) comprised more than 10% of gross room sales.

          G. The Seller has duly filed in a timely manner all federal, state, county and local income, franchise, excise, withholding, sales, occupancy, payroll, property (real, personal and intangible), and any other tax returns and reports required to have been filed up to the date hereof, and has paid all taxes, interest, penalties and all assessments that have become due. The Seller has paid, or made adequate provision for the payment of, all taxes with respect to the conduct of its business upon the Premises through the Closing. Neither the Seller nor its agents have been advised or notified of any tax deficiency, assessment or penalty with respect to the Seller, nor does the Seller know of any basis for any additional claim or assessment for taxes, interest or penalties. No liens for taxes, federal, state or local, have been filed against the Seller or its assets.

          H. Certificates of Occupancy for all buildings and other improvements have been duly issued and the buildings and improvements may be legally occupied and are presently being occupied as a hotel/motel. The Real Property is zoned properly for the present uses made thereof.

          I. Except as set forth in the Title Commitment, the Seller owns and has good and indefeasible title to all of its assets and properties which constitute the Premises free and clear of any security interest, mortgage, pledge, lien, conditional sale or other encumbrance or charge. The Premises to be purchased is all of the property of every kind and nature necessary for the operation of the Seller's business in the ordinary course.

          J. To the best of Seller's knowledge, the Premises are in compliance with and have not violated any statute, law, ordinance, rule, regulation, order and directive (including, without limitation, all labor and environmental control and antipollution laws, ordinances, rules, regulations or directives) of any and all Governmental Agencies pertaining to the use or occupancy of the Premises.


To the best of Seller's knowledge, the Seller has not received any notice of and the Seller and the Premises have not been charged with, are not under investigation or threatened investigation for failure to comply with and are in compliance with, any and all statutes, laws, ordinances, rules, regulations, orders and directives of any and all Governmental Agency or Agencies pertaining to the use, generation, dumping, releasing, burying or disposing of or emitting of any particles, materials, substances, or emissions that are now or have heretofore been determined by any and all Governmental Agency or Agencies to be of a hazardous, toxic, pollutive, or ecologically or environmentally damaging nature, including but not limited to asbestos ("Hazardous Materials"). Seller has not previously disposed of any Hazardous Materials at the Premises.

For purposes of this Agreement, the term "Hazardous Materials" shall include, but not be limited to, those materials or substances now or heretofore defined as "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," or other similar designations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C., Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et seq. and other laws, whether or not of a similar nature, applicable to the Premises and adopted by, enacted in or applicable to the State of Texas.

For purposes of this Agreement, the term "Governmental Agency or Agencies" means, whether of the United States of America, of any state or territory thereof or of any foreign jurisdiction, any government, political subdivision, court, agency, or other entity, body, organization or group exercising any executive, legislative, judicial, regulatory or administrative function of government.


To the best of Seller's knowledge, the Real Property has never appeared on any federal or state registry of active or inactive hazardous waste disposal sites. Seller has never received any notice of claim from a Governmental Agency concerning the alleged release or threatened release of Hazardous Materials at the Real Property. To the best of Seller's knowledge and without inquiry, no hazardous waste sites exist within a one mile radius of the Real Property.

          K. To the best of Seller's knowledge, there are no employment or union agreements in effect and no employee has received a commitment from the Seller or Seller's manager for continued employment at the Premises after Closing.

          L. Seller has no knowledge of and has received no notice of any causes of action, actions, or proceedings of whatever type or description which have been instituted or threatened or are pending relating to the Premises or any interest therein.

          M. To the best of Seller's knowledge, no representation or warranty made by the Seller, nor, to the best of Seller's actual knowledge, in any statement or document furnished or to be furnished to the Purchaser hereunder, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. The Seller has disclosed herein to the Buyer all facts or developments of any kind known to Seller which are material to the assets, prospects, financial condition and business of the Seller as it pertains to the Hotel, and is solely responsible for the accuracy and completeness of the contents thereof and all other statements and documents submitted in connection with this Agreement and the transactions contemplated hereby.

         The Purchaser represents and warrants to the Seller that:


         A. Purchaser is a limited partnership duly organized, and existing and in good standing under the laws of the state of its formation and will be authorized to do business in the state in which the Premises are located prior to Closing.

         B. Purchaser has the right, power and authority to execute this Agreement and, upon receipt of the approval from the board of directors of the general partner of Purchaser, will have the right, power and authority to purchase the Premises from Seller in accordance with the terms and conditions hereof, and to execute, deliver and perform its obligations under this Agreement and all other instruments, conveyances, executed or to be executed and delivered, by Purchaser in connection with the transactions contemplated herein. This Agreement and all other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions contemplated herein have been or at the appropriate time will be, duly executed and delivered and constitute or, upon such execution and delivery, will constitute the valid, legal and binding obligations of Purchaser, enforceable in accordance with their respective terms and provisions, subject, however, to receipt of the foregoing approval from the board of directors of the general partner of Purchaser, to the effect of any bankruptcy, reorganization, moratorium, insolvency, or other laws affecting the rights of creditors generally. Purchaser has taken all action, corporate or otherwise, required to authorize its execution and delivery of this Agreement. There are no claims, defenses, personal or otherwise, or offsets whatsoever to the validity or enforceability with respect to this Agreement or any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions contemplated herein, nor is there any basis for any such claim, defense, or offset known to Purchaser. With the execution of the foregoing required approval from the board of directors of the general partner of Purchaser, there is no consent or approval of any person, firm, corporation, court, trustee, judge or governmental authority required to be obtained by Purchaser in order for Purchaser to enter into this Agreement or any such other document or to perform fully all of Purchaser's obligations under this Agreement or under any such other document except those that have been obtained and are in full force and effect.

         C. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Purchaser is a party.

         Purchaser, in Purchaser's sole and absolute discretion, may waive any condition to close or breach of any representation or warranty provided for herein or any Title or Survey Defect, and in such event, this transaction shall be consummated as if such condition, representation, warranty or defect was satisfied. All of the representations and warranties contained in this Agreement shall survive the Closing. The representations and warranties set forth above shall be true, correct and accurate on the date hereof and as of the date of Closing.

         XIII.   ESCROW

         The Escrow Agent hereby acknowledges receipt of the Deposit and agrees to hold the Deposit in escrow until the Closing or sooner termination of this Agreement and shall pay over and apply the proceeds thereof in accordance with the terms of this Agreement. If, for any reason, the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Deposit, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such ten (10) day period, or if for any reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Deposit until otherwise directed by written instructions from the parties to this Agreement or until a determination and ruling is made by the arbitrator or arbitrators appointed in accordance with Article VIII, Paragraph D hereof disposing of such Deposit for such Hotel.

         The Escrow Agent shall be liable as a depository only and its duties hereunder are limited to the safekeeping of the Deposit and the delivery of same in accordance with the terms of this Agreement. The Escrow Agent shall not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, except such as may arise through or be caused by the Escrow Agent's willful misconduct or negligence.

         XIV.    COVENANTS

         A. Following the date of this Agreement and to and including the Closing, the Seller (i) shall continue normal and prudent maintenance and management of the Premises, (ii) shall continue to maintain supplies and payroll at their current level, and (iii) shall operate the Hotel in the ordinary course of business.


         B. All taxes levied against the Premises which were or shall be due and payable prior to the Closing have been or shall be paid in full by the Seller on or prior to the Closing.

         C. All Contracts and Leases which the Purchaser elects to assume in accordance with Article III shall be current and not in default as of the Closing. Seller shall not enter into new Contracts or Leases except in the ordinary course of business, and provided that any such new Contract or Lease shall either provide that it may be cancelled on not more than 30 days notice by Seller at no penalty or cost or, Purchaser shall consent to such Contract or Lease in writing.


         D. Seller shall maintain fire and casualty insurance on the Premises up to and including the Closing in its current amount.

         E. Seller shall deliver to Purchaser a report itemizing room sales per month, occupancy and ADR through a date which is not later than one month prior to the Closing Date ("Monthly Report").

         F. During the Feasibility Period, representatives of Seller and Purchaser shall meet at the Premises and prepare a schedule of the Equipment, which schedule shall be attached hereto and made a part hereof at such time.



         XV.     BINDING EFFECT; MISCELLANEOUS

         A. This Agreement shall be binding upon and shall inure to the parties hereto, their respective heirs, successors, legal representatives and assigns. This Agreement sets forth the entire Agreement between the parties hereto and no other prior written or oral statement or agreement or understanding shall be recognized or enforced. All modifications or amendments shall be in writing and signed by the parties. This Agreement is to be construed according to the laws of the State of Texas. This Agreement may be executed in two or more counterparts all of which shall constitute one and the same instrument. The singular shall include the plural and vice versa.

         B. Provided Purchaser does not terminate this Agreement prior to the expiration of the Feasibility Period, after the expiration of the Feasibility Period, the Purchaser may assign this Agreement to a corporation, partnership or other entity in which Purchaser or its wholly owned subsidiaries own at least a majority interest.

         C. In the event any period of time provided for in this Agreement expires on a Saturday, Sunday or banking holiday, such period of time shall be automatically extended to and through the next business day thereafter.

         D. As used herein, "the Date of this Agreement" shall mean the date noted below as the date upon which this Agreement was executed by the latter of the Purchaser or the Seller.

         E.  This Agreement shall not be recorded.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of this Agreement.

                                           Purchaser:

                                           WINN Limited Partnership,
                                           a North Carolina limited partnership

                                           By:  Winston Hotels, Inc.,
                                                a North Carolina corporation,
                                                General Partner

(Corporate Seal)                           By:__________________________
                                                  _______ President
Attest:
__________________
______Secretary

Date signed by Purchaser:

_________________________

                                           Seller:

                                           Promus Hotels, Inc.,
                                           a Delaware corporation

(Corporate Seal)                           By:____________________________
                                                   ___________President
Attest:
__________________
_____Secretary

Date signed by Seller:
______________________

                          Escrow Agent:

                          The Title Company of North Carolina, Inc.
                          as agent for First American Title Insurance
                          Company

                          By:____________________________________
                          Title:_________________________________


         Winston Hospitality, Inc., as the Lessee defined hereinbefore, joins in the execution of this Agreement for the sole purpose of acknowledging and agreeing to the provisions of Article III, Paragraph C relative to the Percentage Lease and the Management Agreement.

                          Winston Hospitality, Inc.,
                          a North Carolina corporation

(Corporate Seal)          By:_______________________________
                               ______________President
Attest:
________________
_____Secretary

STATE OF __________________

COUNTY OF _________________

         I, a Notary Public of the County and State aforesaid, certify that __________________________, personally came before me this day and acknowledged that _he is ______________ Secretary of Winston Hotels, Inc., a North Carolina corporation, General Partner of WINN Limited Partnership, a North Carolina limited partnership, and that by authority duly given and as the act of the corporation, as such General Partner, the foregoing instrument was signed in its name by its ______ President, sealed with its corporate seal and attested by ___________________ as its ________ Secretary.

         Witness my hand and seal, this the _____ day of _____________, 199__.

My commission expires:_____                _____________________________
                                           Notary Public

(SEAL)


STATE OF _______________

COUNTY OF ______________

         I, a Notary Public of the County and State aforesaid, certify that __________________________________________ personally appeared before me this day and acknowledged that _he is ________ Secretary of Promus Hotels, Inc., a Delaware corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its ___ President, sealed with the corporate seal and attested by _____ as its _____ Secretary.

         Witness my hand and seal, this the ____ day of _____________, 199__.

My commission expires:_____                ______________________________
                                           Notary Public

(SEAL)

STATE OF _________

COUNTY OF ________

         I, a Notary Public of the County and State aforesaid, certify that ___________________________ personally appeared before me this day and acknowledged that _he is ____ Secretary of Winston Hospitality, Inc., a North Carolina corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its ____ President, sealed with the corporate seal and attested by ____ as its ____ Secretary.

         Witness my hand and seal, this the ___ day of _______________, 1996.

My commission expires:_____                __________________________
                                           Notary Public

                            MANAGEMENT AGREEMENT

                        DATED AS OF _______ __, 199_

                                BY AND AMONG

                          WINSTON HOSPITALITY, INC.

                             PROMUS HOTELS, INC.

                          WINN LIMITED PARTNERSHIP

TABLE OF CONTENTS


ARTICLE 1.       THE HOTEL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.01.  The Hotel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2.       TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         [SECTION 2.01.  OPENING DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1]
         Section 2.02.  Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 3.       MANAGER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         Section 3.01.  Manager's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 4.       LESSEE'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

         Section 4.01.  Lessee's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 5.       MANAGEMENT FEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         Section 5.01.  Management Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE 6.       CLAIMS AND LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         Section 6.01.  Claims and Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 6.02.  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE 7.       CLOSURE, EMERGENCIES AND DELAYS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         Section 7.01.  Events of Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 7.02.  Emergencies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE 8.       CONDEMNATION AND CASUALTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         Section 8.01.  Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 8.02.  Casualty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 9.       DEFAULT AND TERMINATIONS RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         Section 9.01.  Manager Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 9.02.  Lessee Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 9.03.  Termination Upon Event of Default; Other
                        Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 9.04.  Termination for Failure to Achieve
                        Financial Results . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 9.05.  Manager's Early Termination Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 9.06.  Right to Terminate Upon Sale or
                        Foreclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19


         Section 9.07.  Employment Solicitation Restriction Upon
                        Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE 10.      APPLICABLE LAW AND ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         Section 10.01.  Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 10.02.  Arbitration of Financial Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 Subsection 10.02.1.  Matters to be Submitted to
                                      Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 Subsection 10.02.2.  The Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 Subsection 10.02.3.  Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 10.03.  Performance During Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 11.      GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         Section 11.01.  Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 11.02.  Relationship . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 11.03.  Manager's Contractual Authority in the
                         Performance of this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 11.04.  Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 11.05.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 11.06.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 11.07.  Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 11.08.  Defense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 11.09.  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 11.10.  Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 11.11.  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 11.12.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 11.13.  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 11.14.  Reimbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 11.15.  Travel and Out-of-Pocket Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 11.16.  Set off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 11.17.  Third Party Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 11.18.  Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 11.19.  Survival of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 11.20.  Estoppel Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 11.21.  Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 11.22.  Periods of Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 11.23.  Preparation of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 11.24.  Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 11.25.  Attorney's Fees and Other Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 11.26.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26



                              MANAGEMENT AGREEMENT

         This Management Agreement ("Agreement"), made and entered into as of this _____ day of March 1996 ("Effective Date"), between Winston Hospitality, Inc., a North Carolina corporation ("Lessee"), whose address is 2209 Century Drive, Suite ___, Raleigh, North Carolina 27612, and Promus Hotels, Inc., a Delaware corporation ("Manager"), whose address is 755 Crossover Lane, Memphis, TN 38117, recites and provides as follows:

                                    RECITALS

         WHEREAS, WINN Limited Partnership, a North Carolina limited partnership ("Owner"), whose address is 2209 Century Drive, Suite 300, Raleigh, North Carolina 27612, and which is a third party beneficiary as described herein, has acquired the Hotel (as defined below) and leases the Hotel to Lessee; and

         WHEREAS, Lessee desires to engage Manager, and Manager desires to be engaged, to manage the Hotel on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1.

                                   THE HOTEL

         The subject matter of this Agreement is the management of the "Hotel," as defined in the Commitment Agreement to issue a Homewood Suites License Agreement and the Homewood Suites License Agreement attached hereto as Exhibit "A" (hereinafter collectively referred to as the "License Agreement"), by Manager. The License Agreement shall exclusively govern Lessee's right to use the Homewood Suites "System" (as defined in the License Agreement) in the operation of the Hotel. Lessee hereby expressly acknowledges that it shall not derive any rights in or to the use of the "Homewood Suites" name or the Homewood Suites System from this Agreement.


                                   ARTICLE 2.
                                      TERM

         [SECTION 2.01. OPENING DATE. MANAGER SHALL OPEN THE HOTEL TO THE PUBLIC AND COMMENCE DOING BUSINESS AS A HOMEWOOD SUITES

HOTEL ON THE DATE ALL THE CONDITIONS PRECEDENT IN THIS AGREEMENT AND THE LICENSE AGREEMENT TO THE OPENING OF THE HOTEL AS A HOMEWOOD SUITES HOTEL HAVE BEEN SATISFIED ("OPENING DATE"), WHICH DATE SHALL BE CONFIRMED IN AN ADDENDUM TO THIS AGREEMENT.]

         SECTION 2.02. TERM. The term shall commence on the Effective Date and, subject to the terms contained herein, continue for the term of years from the [OPENING DATE SET FORTH ON EXHIBIT "B"/EFFECTIVE DATE] ("Term").

                                   ARTICLE 3.
                             MANAGER'S OBLIGATIONS

         SECTION 3.01. MANAGER'S OBLIGATIONS. Manager shall, on behalf of Lessee and at Lessee's expense, direct the operation of the Hotel pursuant to the terms of this Agreement and meet the standards imposed under the License Agreement. Manager shall be exclusively responsible for directing the day-to-day activities of the Hotel and establishing all policies and procedures relating to the management and operation of the Hotel. Except as specifically otherwise provided, all cost(s) and expense(s) incurred by Manager in association with the performance of the obligations hereinafter set forth shall be [PRE-OPENING EXPENSES IF INCURRED PRIOR TO THE OPENING DATE AND] operating costs [IF INCURRED AFTER THE OPENING DATE] and shall accordingly be paid from the [PRE-OPENING BANK(S) ACCOUNT AS HEREINAFTER DEFINED IN SECTION 3.01(i) OR THE] Bank Account(s) as hereinafter defined in Section 3.01(iv) below.
Manager, during the Term, shall have the following obligations:

         [(i) PRE-OPENING. SIX (6) MONTHS PRIOR TO THE SCHEDULED OPENING DATE, MANAGER SHALL COMMENCE IMPLEMENTATION OF A PRE-OPENING PROGRAM WHICH SHALL INCLUDE ALL ACTIVITIES NECESSARY TO FINANCIALLY AND OPERATIONALLY PREPARE THE HOTEL FOR OPENING. TO IMPLEMENT THE PRE-OPENING PROGRAM, MANAGER SHALL PREPARE A COMPREHENSIVE PRE-OPENING BUDGET WHICH SHALL BE SUBMITTED TO LESSEE FOR LESSEE'S APPROVAL NINETY (90) DAYS AFTER THE EFFECTIVE DATE ("PRE-OPENING BUDGET"). ALL COSTS AND EXPENSES OF THE PRE-OPENING PROGRAM SHALL BE PAID FROM A SPECIAL BANK ACCOUNT(S) OPENED BY MANAGER IN THE NAME OF LESSEE UPON WHICH ONLY MANAGER'S DESIGNEES SHALL BE AUTHORIZED TO DRAW ("PRE-OPENING BANK ACCOUNT(S)"). AFTER ALL PRE-OPENING EXPENSES HAVE BEEN PAID, THE BALANCE IN THE PRE-OPENING BANK ACCOUNT(S) SHALL BE RETURNED TO LESSEE AND THE PRE-OPENING BANK ACCOUNT(S) CLOSED.]

         (ii) Personnel. Manager shall be the sole judge of the fitness and qualification of all personnel working at the Hotel ("Hotel Personnel") and shall have the sole and absolute right to hire, supervise, order, instruct, discharge and determine the compensation, benefits and terms of employment of all Hotel Personnel. All Hotel Personnel shall be employees of Manager. Manager shall also have the right to use employees of Manager, Manager's parent and subsidiary and affiliated companies, not located at the Hotel to provide services to the Hotel ("Off-Site Personnel"). The expenses of Off-Site Personnel shall be prorated based on the actual amount of time spent on Hotel matters compared to total time worked. Lessee reserves the right to require all employees to be on-site personnel. All expenses, costs (including, but not limited to, salaries, benefits and severance pay), liabilities and claims which are related to Hotel Personnel and Off-Site Personnel shall be [PRE-OPENING EXPENSES OR] operating expenses [AS APPROPRIATE].

                    Manager shall provide Lessee an opportunity to interview each proposed general manager for the Hotel prior to the appointment of said individual to the position of Hotel general manager. Manager shall solicit and obtain the Lessee's recommendation on said individual prior to making a final decision on the appointment of such individual to the position of Hotel general manager.

         (iii) Hotel Policies. Manager shall determine the terms of guest admittance to the Hotel, establish room rates, and use of rooms for commercial purposes.

         (iv) Bank Accounts. Manager shall open and operate the Hotel's bank accounts. All sums received from the operation of the Hotel and all items paid by Manager arising by virtue of Manager's operation of the Hotel shall pass through interest bearing bank account(s) established by Manager in Lessee's name at such banks as Manager and Lessee shall mutually agree ("Bank Account(s)"); Lessee's designees and Manager's designees shall be authorized to operate and draw from the Bank Account(s). Each fiscal month Manager, on behalf of Lessee, shall disburse funds from the Bank Account(s) in the order of priority and to the extent available in accordance with the priority schedule set forth on Exhibit "B". Interest earned on amounts in the Bank Accounts shall be for the account of the Lessee.

         (v)        Operating Budgets.  Manager [SHALL, NOT LESS THAN SIXTY
                    (60) DAYS PRIOR TO THE SCHEDULED OPENING DATE, SUBMIT/HAS, PRIOR TO THE EFFECTIVE DATE, SUBMITTED] to Lessee and Owner, for their approval, a proposed operating budget for the ensuing full or partial fiscal year, as the case may be (an "Operating Budget" and in the case of the first such Operating Budget, the "Initial Operating Budget"). Thereafter, Manager shall, not less than sixty (60) days prior to the commencement of each full fiscal year, submit to Lessee and Owner, for their approval, a proposed monthly Operating Budget for the ensuing full or partial fiscal year, as the case may be. Manager shall include with the monthly Operating Budgets shall include reasonable detail on all material assumptions on which such Operating budgets are based. Lessee may object to the Operating Budget and, after soliciting Manager's opinion and input regarding the disputed item(s) and considering such opinions and input in good faith, Lessee shall resolve such disputes in its sole discretion.

                    Manager shall revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of income or expense. Manager shall be permitted to reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Operating Budget as Manager deems reasonably necessary. Lessee and Owner acknowledge that the Operating Budget is intended only to be a reasonable estimate of the Hotel's income and expenses for the ensuing fiscal year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget;

         (vi) Operating Statement. Manager shall prepare and furnish Lessee and Owner with a detailed operating statement setting forth the results of the Hotel's operations for each fiscal month. Manager shall use its best efforts to provide such reports within ten (10) days after the end of each fiscal month, and shall provide such reports in no event later than fifteen (15) days after the end of each fiscal month. Within fourty-five (45) days after the end of each fiscal year, Manager shall furnish Lessee and Owner with a detailed operating statement setting forth the results of the Hotel's operations for the fiscal year. Operating statements shall include a comparison of actual results for the relevant period with the budgeted amounts for such period as set forth in the applicable Operating Budget;

         (vii) Capital Budgets and Statement. Manager shall, not less than sixty (60) days prior to the commencement of each fiscal year, submit to Lessee and Owner a recommended "Capital Budget" for the ensuing full or partial fiscal year, as the case may be, for furniture, fixtures and equipment, ordinary Hotel capital replacement items as shall be required to operate the Hotel in accordance with the standards referred to in the License Agreement and non-routine items. Before Manager expends any funds on capital items and other non-routine items or commences or commissions work on such items, Manager agrees to obtain the specific approval of the Lessee of the time and manner in which (i) such funds will be spent and (ii) such items will be completed. Manager acknowledges that the Lessee shall have the right, exercisable in its sole discretion, to control, direct and supervise all work on and expenditures for all capital items and other non-routine items. If Lessee exercises the right described in the previous sentence, Lessee shall solicit and consider Manager's opinions on the nature, manner and timing of such work and periodically apprise Manager of the progress of such work and any material changes in the scope, manner or timing of such work. Manager shall prepare and furnish Lessee and Owner, on or before the twenty-fifth (25th) day of the fiscal month immediately following the close of a fiscal month, with a detailed status report and accounting of all expenditures on non-routine and capital items that the Lessee has not elected to control, direct and supervise. Such accountings shall include a comparison of actual expenditures on such items for such period with the budgeted amounts for such period as set forth in the applicable Capital Budget.

         (viii) General Maintenance Non-Capital Replacements. Manager shall supervise the maintenance, repair and replacement of non-Capital Replacements.

         (ix) Operating Equipment. Manager shall select and purchase all operating equipment for the Hotel such as linens, utensils, uniforms and other similar items.

         (x) Operating Supplies. Manager shall select and purchase all operating supplies for the Hotel such as food, beverages, fuel, soap, cleansing items, stationery and other consumable items.

         (xi) Accounting Standards. Manager shall maintain the books and records reflecting the operations of the

                    Hotel and in conformity with generally accepted accounting practices consistently applied and shall adopt and follow the fiscal accounting periods utilized by Manager in its normal course of business. The Hotel-level generated accounting records reflecting detailed day-to-day transactions of the Hotel's operations, shall be kept by Manager at the Hotel or at the Manager's regional offices or corporate headquarters, or at such other location as Manager shall reasonably determine.

         (xii) Audits. Lessee and Owner shall have the right to have their employees and independent accounting firms examine, audit, and copy the books and records of the Hotel at any reasonable time upon forty- eight (48) hours notice to Manager;

         (xiii) Marketing and Advertising. Manager shall advertise and promote the Hotel in coordination with the sales and marketing programs of Manager and other Homewood Suites hotels. Manager may participate in sales and promotional campaigns and activities involving complimentary rooms. Manager, in marketing and advertising the Hotel, shall have the right to use marketing and advertising services of employees of Manager and its parent and affiliated companies not located at the Hotel. Manager may charge the Hotel for personnel and other costs and expenses incurred in providing such services; provided that (i) Manager's allocation of such costs and expenses among hotels, including the Hotel, shall be pro rata among all hotels owned or managed by Manager and (ii) the annual allocation of such costs and expenses to the Hotel shall not exceed $10,000. Such costs and expenses shall be reflected in the budgets and operating statements required to be prepared and submitted by Manager under this Management Agreement. Other than as specifically provided for in this Section 3.01(xiii), without specific, advance approval by Lessee, such services shall be without cost other than the charges otherwise incurred by Lessee for marketing and related services under the License Agreement.

         (xiv) Permits and Licenses. Manager shall assist Owner and Lessee in obtaining the various permits and licenses required to operate the Hotel in accordance with the terms of this Agreement and the License Agreement.

         (xv) Meetings. The Hotel's general manager shall meet with Lessee's and Owner's Representative (as hereinafter defined in Section 4.01(viii)) monthly to review and discuss the previous and future month's operating statement, cash flow, budget, capital expenditures, important personnel matters and the general concerns of Lessee, Owner and Manager ("Monthly Meeting").

                    Also, a representative of Manager's corporate staff shall meet with the Representative quarterly to review and discuss the previous and future quarter's operating statement, cash flow, budget, capital expenditures, important personnel matters and the general concerns of Lessee, Owner and Manager ("Quarterly Meeting").

                    In addition to the Monthly and Quarterly Meetings, once each year, in connection with the Manager's preparation of the Operating and Capital Budgets for the upcoming year, the Hotel's general manager and one or more representatives of Manager's corporate staff shall meet with Lessee's and Owner's Representative to review and discuss (i) the operating performance of the Hotel, (ii) the anticipated operating performance for the upcoming year, (iii) the marketing and advertising history and plans for the Hotel,
                    (iv) the repair and maintenance history and plans for the Hotel, (v) the need for, scope and timing of capital and other non-routine projects and (vi) such other matters regarding the Hotel or its operation as any of the attendees deem appropriate ("Annual Meeting").

                    Monthly Meetings shall be held telephonically unless either party requests that a Monthly Meeting be held in person to discuss material deviations from budget or other material
                    matters identified in advance of the meeting.   Except to
                    the extent otherwise mutually agreed upon by Lessee, Owner and Manager, all Monthly Meetings held in person, Quarterly Meetings and Annual Meetings shall be held at the Hotel;

         (xvi) Insurance. Manager shall procure and maintain throughout the Term the insurance coverages set forth on Exhibit "D;"

         (xvii) Chain Services. Lessee and Manager contemplate that certain services (collectively, "Chain Services"), such as advertising, training and computer payroll, can be provided for the Hotel better, more efficiently and more economically on a central, regional or group basis rather than on an individual basis. Manager may provide Chain Services to the

                    Hotel, and in such event the Hotel's fair and equitable share of the cost thereof shall constitute an operating expense, so long as (i) the Manager or its affiliates are not obligated to provide such services under the License Agreement, (ii) the cost of the Chain Services shall be allocated on a fair and equitable basis among the Hotel and the other hotels benefitting therefrom; (iii) the basis for such allocation shall be explained by Manager in each Operating Budget; (iv) the costs of the Chain Services shall be fair and reasonable and shall not exceed the costs that would be charged by an unaffiliated third party and
                    (v) both the cost of the Chain Services and the allocation of a share of that cost to the Hotel and other hotels benefitting therefrom shall be subject to audit by Lessee pursuant to the terms of Section 4.01(ix) of this Agreement.

         (xviii) G&A Expenses. Except to the extent permitted by Section 3.01(xiii), no part of Manager's central office overhead or general or administrative expenses including the cost of travel by Manager's corporate or regional officers or for travel related to any other hotel operated by Manager or its Affiliates shall be (i) deemed to be an operating expense or (ii) reimbursed under Section 11.14 or any other provision hereof.

         (xix) Competitive Bidding. All contracts for repairs, capital improvements, foods and services exceeding $10,000 shall be awarded on the basis of competitive bidding. In its operation of the Hotel under this Agreement, Manager may purchase goods, supplies and services from itself or any affiliated or subsidiary companies or individuals so long as the prices and terms thereof are competitive with, and are not less favorable than, prices and terms which could be obtained from independent parties.

         (xx) Labor Relations. All employees working at the Hotel are and will be employees of the Manager, and are not and will not be employees of the Lessee, the Owner or any of their affiliates. None of such employees shall be offered, receive or be eligible to receive any benefits offered to or received by Lessee's employees. Prior to entering into any collective bargaining agreement concerning any employees of the Hotel, Manager will so inform Lessee, but Lessee shall have not right of approval or disapproval, and Manager shall have complete discretion and authority to negotiate, enter into and perform such agreements.

                    To the extent applicable, Manager: (a) represents that it is an equal opportunity employer as described in Section 202 of Executive Order 11246 dated September 24, 1965, as amended, and as such agrees to comply with the provisions of Paragraphs 1 through 7 of Section 202 of said Executive Order during the performance of this Operating Agreement,
                    (b) agrees to comply with the affirmative action requirements of Part 60.741 of Title 41, Code of Federal Regulations, with respect to handicapped workers during the performance of this Operating Agreement, (c) agrees to comply with the affirmative action requirements of Part
                    60.250 of Title 41, Code of Federal Regulations, with respect to Disabled Veterans and Veterans of the Vietnam Era during the performance of this Operating Agreement, and
                    (d) shall submit to Lessee in the form approved by the Director of the Office of Federal Contract Compliance, U.S. Department of Labor, a certification that Manager does not and will not maintain any facilities that provide for their employees in a segregated manner, or permit their employees to perform their services at any location under its control, where segregated facilities are maintained, and that Manager will obtain a similar certification from its contractors. By so agreeing, neither party intends to imply that the aforementioned Executive Orders and federal regulations are applicable to Manager.

         (xxi) Capital Leases. Notwithstanding anything herein to the contrary, all obligations and payments required under any lease characterized as a capital obligation under generally accepted accounting principles shall be owed and paid by the Owner or Lessee, and not Manager, and such obligations and payments shall not be an operating or capital expense charged to the Hotel for purposes of this Agreement.


                                   ARTICLE 4.
                              LESSEE'S OBLIGATIONS

         SECTION 4.01. LESSEE'S OBLIGATIONS. During the Term, Lessee shall have the obligations set forth below:

         (i) License Agreement. Lessee shall comply with all of the terms and conditions of the License Agreement (specifically including, but not limited to, Licensee's obligation to pay the fees, charges and contributions set forth in paragraph 3.C. of the License Agreement) and keep the License Agreement in full force and effect from the Effective Date through the remainder of the Term. Nothing in this Agreement shall be interpreted in a manner which would relieve Lessee of any of its obligations under the License Agreement;

         (ii) Licenses and Permits. Lessee shall obtain and maintain, with Manager's assistance and cooperation, all governmental permissions, licenses and permits necessary to enable Manager to operate the Hotel in accordance with the terms of this agreement and the License Agreement;

         [(iii) PRE-OPENING FUNDS. TWO (2) DAYS PRIOR TO THE COMMENCEMENT OF THE PRE-OPENING PROGRAM DESCRIBED IN SECTION 3.01(i), LESSEE SHALL MAKE AN INITIAL DEPOSIT OF THE SUM SPECIFIED ON EXHIBIT "B" IN THE PRE-OPENING BANK ACCOUNT(S). THEREAFTER, LESSEE SHALL DEPOSIT SUCH FUNDS IN THE PRE-OPENING BANK ACCOUNT(S) AS ARE SET FORTH IN THE FUNDING SCHEDULE ATTACHED TO THE PRE-OPENING BUDGET;]

         (iv) Operating Funds. Lessee shall provide all funds necessary to enable Manager to arrange and operate the Hotel in accordance with the terms of this Agreement and the License Agreement. Lessee and Manager will agree on the amount of funds to be delivered by Lessee to Manager for deposit into the Bank Account(s) on the [OPENING DATE/EFFECTIVE DATE], and thereafter will agree from time to time on the minimum amount of funds to be maintained in the Bank Account, for working capital for the Hotel's operations (as agreed by the parties, the "Minimum Balance"). Lessee agrees, upon Manager's written request, to immediately furnish Manager with sufficient funds to make up any deficiency in the agreed upon Minimum Balance;

         (v) Capital Funds. Lessee or Owner shall, consistent with the Operating Budget, expend such amounts for renovation programs, furnishings, equipment and ordinary Hotel capital replacement items as are required from time to time to (a) maintain the Hotel in good order and repair; (b) comply with the standards referred to in the License Agreement; and (c) comply with governmental regulations and orders. Lessee and Owner shall cooperate with Manager in establishing appropriate procedures and timetables for Lessee or Owner to undertake capital replacement projects. Lessee shall have the right, but not the obligation, exercisable in its sole discretion, to control, direct and supervise all work on and expenditures for all capital items and other non-routine items. If Lessee exercises the right described in the previous sentence, Lessee shall solicit and consider Manager's opinions on the nature, manner and timing of such work and periodically apprise Manager of the progress of such work and any material changes in the scope, manner or timing of such work;

         (vi) Payments to Manager. Lessee shall promptly pay to Manager all amounts due Manager under this Agreement.

         (vii) Representative. Lessee and Owner shall appoint a representative to represent them in all matters relating to this Agreement and/or the Hotel ("Representative"). The initial Representative shall be the individual named on Exhibit "B." Manager shall have the right to deal solely with the Representative on all such matters. Manager may rely upon statements and representations of the Representative as being from and binding upon Lessee and Owner. Lessee and Owner may change the Representative, or appoint separate representatives, from time to time by providing written notice to Manager in the manner provided for herein. The Representative shall attend all Monthly Meetings and Quarterly Meetings; and

         (viii) Quiet and Peaceable Operation. Lessee shall ensure that Manager is able to peaceably and quietly operate the Hotel in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Lessee or by any other person or persons claiming by, through or under Lessee. Lessee shall undertake and prosecute all reasonable and appropriate actions, judicial or otherwise, required to assure such quiet and peaceable operations by Manager.

         (ix) Amendments to Percentage Lease. Lessee will not execute any amendments to the economic terms of the Percentage Lease which, on a pro forma basis using Promus' Initial Operating Budget (as defined in Section 3.01(v)), would result in the Hotel producing Lessee GOP (as defined in Exhibit C) equal to less than 5% of the budgeted gross revenues of the Hotel set forth in the Initial Operating Budget.

                                   ARTICLE 5.
                                 MANAGEMENT FEE

         SECTION 5.01. MANAGEMENT FEE. Manager is authorized by Lessee to pay itself from the Bank Account(s) the Management Fees calculated and payable in the manner set forth on Exhibit "C."


                                   ARTICLE 6.
                              CLAIMS AND LIABILITY

         SECTION 6.01. CLAIMS AND LIABILITY. Lessee and Owner, for themselves and on behalf of their affiliates, agree for the benefit of Manager, and Manager, for itself and on behalf of its affiliates, agrees for the benefit of Lessee and Owner, to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property regardless of whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to, by or results from the negligence of Lessee or Manager or their subsidiaries, affiliates, employees, directors, officers, agents or independent contractors and regardless whether the injury to person or damage to property occurs in and about the Hotel or elsewhere as a result of the performance of this Agreement. Nevertheless, in the event the insurance proceeds are insufficient or there is no insurance coverage to satisfy the demand, claim, action, loss, liability or expense and the same did not arise out of the negligence or willful misconduct of Manager, Lessee agrees, at its expense, to indemnify and hold Manager and its subsidiaries, affiliates, officers, directors, employees, agents or independent contractors harmless to the extent of the excess liability. If such claim or liability arises out of the gross negligence or willful misconduct of Manager then Manager agrees at its expense to indemnify and hold Lessee and its subsidiaries, affiliates, officers, directors, employees, agents or independent contractors harmless to the extent of the excess liability.

         SECTION 6.02. SURVIVAL. The provisions of this Article 6 shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitations shall extinguish all demands, claims, actions, damages, losses, liabilities or expenses which are the subject of the provisions of this Article 6.

                                   ARTICLE 7.
                        CLOSURE, EMERGENCIES AND DELAYS

         SECTION 7.01. EVENTS OF FORCE MAJEURE. If at any time during the Term of this Agreement it becomes necessary, in Manager's opinion, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests and/or employees of the Hotel for reasons beyond the reasonable control of Manager, such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest, governmental regulations and orders, shortage or lack of adequate supplies or lack of skilled or unskilled employees, contagious illness, catastrophic events or acts of God ("Force Majeure"), then in such event or similar events Manager may close and cease operation of all or any part of the Hotel, reopening and commencing operation when Manager deems that such may be done without jeopardy to the Hotel, its guests and employees.

         Manager and Lessee agree, except as otherwise provided herein, that the time within which either party is required to perform an obligation and Manager's right to manage the Hotel under this Agreement shall be extended for a period of time equivalent to the period of delay caused by an event of Force Majeure.

         SECTION 7.02. EMERGENCIES. If a condition of an emergency nature should exist which requires that immediate repairs be made for the preservation and protection of the Hotel, its guests or employees, or to assure the continued operation of the Hotel, Manager is authorized to take all actions and to make all expenditures necessary to repair and correct such condition, regardless of whether provisions have been made in the applicable budget for such emergency expenditures. Expenditures made by Manager in connection with an emergency shall be paid, in Manager's sole discretion, out of the Bank Account(s). Lessee shall immediately replenish such funds paid from the Bank Account(s).


                                   ARTICLE 8.
                           CONDEMNATION AND CASUALTY

         SECTION 8.01. CONDEMNATION. If the Hotel is taken in any eminent domain, expropriation, condemnation, compulsory acquisition or similar proceeding by a competent authority, this Agreement shall automatically terminate as of the date of taking or condemnation. Any compensation for the taking or condemnation of the physical facility comprising the Hotel shall be paid to Lessee. Manager, however, with the full cooperation of Lessee, shall have the right to file a claim with the appropriate authorities for the loss of Management Fee income for the remainder of the Term and any extension thereof because of the condemnation or taking, so long as such claim can be filed in a separate proceeding and does not adversely affect the payment to Lessee. If only a portion of the Hotel is so taken and the taking does not make it unreasonable or imprudent, in Manager's and Lessee's opinion, to operate the remainder as a hotel of the type immediately preceding such taking, this Agreement shall not terminate. Any compensation shall be used, however, in whole or in part, to render the Hotel a complete and satisfactory architectural unit as a hotel of the same type and class as it was immediately preceding such taking or condemnation. The foregoing provisions are subject to the rights of any first mortgagee with respect to the Hotel.

         SECTION 8.02. CASUALTY. In the event of a fire or other casualty, Lessee shall comply with the terms of the License Agreement and this Agreement shall remain in full force and effect so long as the License Agreement remains in full force and effect, except that the Management Fee shall be abated until any damage to the Hotel is repaired and the Hotel is open for business.


                                   ARTICLE 9.
                        DEFAULT AND TERMINATIONS RIGHTS

         SECTION 9.01. MANAGER DEFAULTS. Each of the following shall constitute an Event of Default by Manager:

         (i) If sufficient funds are available, and assuming that all funds are expended in accordance with the terms of this Agreement, the failure of Manager to pay to Lessee an amount sufficient to fund the Lessee's obligations under the Percentage Lease with respect to a month within ten
                    (10) days after the end of the month. If such a sum of money is not paid on the date same becomes due and payable under this Agreement, such sum shall bear interest from the date due until actually paid at a rate equal to the lesser of twelve percent (12%) per annum or the highest annual interest rate permitted by law, provided that any interest so payable shall not constitute an operating expense under this Agreement.

         (ii) If sufficient funds are available, and assuming that all funds are expended in accordance with the terms of this Agreement, the failure of Manager to pay any other sum of money to Lessee provided for herein when the same is payable, if such failure is not cured within thirty (30) days after written notice specifying such failure is given by Lessee to

                    Manager. If any sum of money is not paid within ten (10) days following the date same becomes due and payable under this Agreement, such sum shall bear interest from the date due until actually paid at a rate equal to the lesser of twelve percent (12%) per annum or the highest annual interest rate permitted by law, provided that any interest so payable shall not constitute an operating expense under this Agreement.

         (iii)      An assignment by Manager in violation of the provisions of
                    Section 11.05 hereof.

         (iv) If Manager shall fail to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, or if Manager shall fail to obtain or maintain any required Permits that Manager is required or permitted by law to obtain or maintain, and such failure shall continue for a period of thirty (30) days, provided that if such failure is incapable of cure within such thirty (30) day period and if Manager shall promptly, diligently and continuously pursue the cure thereof, then Manager shall have a period of ninety (90) days after notice thereof by Lessee to Manager within which to effectuate the cure. If, at end of such ninety (90) day period the cure has not been effectuated notwithstanding Manager's diligent and continuous attempts to cure, then at the request of Manager, Lessee shall extend the cure period for up to an additional thirty (30) days, if in Lessee's reasonable opinion, the default is capable of cure within such additional period as Lessee may permit and the extension will not have a materially negative effect on the financial performance of the Hotel.

         (v) If because of any act or omission on the part of Manager, and without the fault of Lessee, the License Agreement or any other material license critical to the operation of the Hotel is at any time suspended, terminated or revoked, and such suspension, termination or revocation shall continue unstayed and in effect for a period of more than ninety
                    (90) consecutive days in the Hotel shall otherwise be suspended for a period of more than ninety (90) consecutive days; in the event of any such suspension, termination or revocation, Manager shall immediately proceed to use Manager's best efforts to cause the prompt reinstatement of such Agreement, license or right. If, at the end of such ninety (90) day period the cure has not been effectuated notwithstanding Manager's diligent and continuous attempts to cure, then at the request of Manager, Lessee shall extend the cure period for up to an additional thirty (30) days, if in Lessee's reasonable opinion, the default is capable of cure within such additional period as Lessee may permit and the extension will not have a materially negative affect on the financial performance of the Hotel.

         (vi) If Manager shall fail to maintain and operate the Hotel in accordance with the standards required under Section 3.01 and such failure shall not be due to a refusal on the part of Owner and Lessee to approve the Operating Budget submitted by Manager under Section 3.01(v), or Lessee's failure to provide funds requested pursuant to the provision of Section 4.01(vii) and shall continue for a period of thirty (30) days after written notice by Lessee to Manager specifying the matters or conditions which constitute the basis for such Event of Default, provided that if such failure is incapable of cure within such thirty (30) day period and if Manager shall promptly, diligently and continuously pursue the cure thereof, then Manager shall have a period of ninety (90) days after notice thereof by Lessee to Manager within which to effectuate the cure. If, at the end of such ninety (90) day period the cure has not been effectuated notwithstanding Manager's diligent and continuous attempts to cure, then at the request of Manager, Lessee shall extend the cure period for up to an additional thirty (30) days, if in Lessee's reasonable opinion, the default is capable of cure within such additional period as Lessee may permit and the extension will not have a materially negative affect on the financial performance of the Hotel.

         (vii) If Manager shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager or of all of a substantial part of its assets, admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Manager in any bankruptcy, reorganization or judgment or decree shall be entered by any court of competition jurisdiction, on the application of a creditor, adjudicating Manager bankrupt or insolvent or approving a petition seeking reorganization of Manager or appointing a receiver, trustee or liquidator of Manager or of all of its assets or a decree shall continue unstayed and in effect for any period of 90 consecutive days.

         (viii) The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by Manager, or Manager shall consent to, acquiesce in, or fail timely to controvert, an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it.

         (ix) The filing against Manager of a petition seeking adjudication of Manager as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of Manager's assets, if such petition is not dismissed within 90 days.

         (x) Failure of Manager (but excluding such a failure which results from the default by Lessee in paying amounts payable hereunder by Lessee) to maintain at all times throughout the term hereof all of the insurance required to be maintained by Manager hereunder, if such failure is not cured within 30 days after written notice specifying such failure is given by Lessee to Manager.

         (xi) If there shall occur an Event of Default or Termination under the Percentage Lease due to Manager default hereunder.

         (xii) If there shall occur a default under the License Agreement which may, if uncured, permit licensor to terminate the License Agreement and such default shall continue beyond applicable grace periods, if any.

         (xiii) The occurrence of an event or transaction after which the Manager is no longer owned or controlled by the franchisor under the License Agreement.

         SECTION 9.02. LESSEE DEFAULTS. Each of the following shall constitute an Event of Default by Lessee:

         (i) The failure of Lessee to pay or furnish to Manager any money Lessee is required to pay or furnish to Manager in accordance with the terms hereof on the date the same is payable, if such failure is not cured within 30 days after written notice specifying such failure is given by Manager to Lessee. If any sum of money is not paid within ten (10) days following the date same becomes due and payable under this Agreement, such sum shall bear interest from the date due until actually paid at a rate equal to the lesser or twelve percent (12%) per annum or the highest annual interest rate permitted by law, provided that any interest so payable shall not constitute an Operating Expense under this Agreement.

         (ii) If Lessee shall apply for or consent to the appointment of a receiver, trustee or liquidator of Lessee of all or a substantial part of its assets, or admit in written its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Lessee in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee a bankrupt or insolvent or approving a petition seeking reorganization of Lessee or appointing a receiver, trustee or liquidator of Lessee or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

         (iii) The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by Lessee, or Lessee shall consent to, acquiesce in, or fail timely to controvert, an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it.

         (iv) The filing against Lessee of a petition seeking adjudication of Lessee as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of Lessee's assets, if such petition is not dismissed within 90 days.

         (v) Failure of Lessee or Owner to maintain at all times throughout the term hereof all of the insurance required to be maintained by Lessee under Section 4.01(iii), if such failure is not cured within 30 days after written notice specifying such failure is given by Manager to Lessee.

         (vi) The failure of Lessee to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, or the failure of Lessee to approve expenditures or to authorize procedures necessary to maintain the standards of the Hotel in accordance with the License Agreement, if such failure is not cured within 60 days after written notice specifying such failure is given by Manager to Lessee, provided, however, that if such failure is incapable of cure within said 60 day period, and Lessee proceeds during such 60 day period, and Lessee proceeds during such 60 day period to commence to cure with all due diligence such failure until the same is cured, then no Event of Default shall be in existence under this Paragraph.


         SECTION 9.03. TERMINATION UPON EVENT OF DEFAULT; OTHER REMEDIES. Upon the occurrence of an Event of Default, the non-defaulting party may: (i) terminate this Agreement, effective thirty (30) days after the giving of written notice of termination to the defaulting party, provided that termination may be effective immediately in the case of willful misconduct, criminal conduct or misappropriation of funds; and (ii) pursue any and all other remedies available to the non-defaulting party at law or in equity.

         SECTION 9.04.    TERMINATION FOR FAILURE TO ACHIEVE FINANCIAL RESULTS.

         (a) Notwithstanding anything to the contrary in this Agreement, Lessee shall have the right to terminate the Agreement in accordance with this Section 9.04 in the event that at the end of any of the consecutive twelve months periods (each, a "Test Period") beginning with [APRIL] 1997, the GOP (as defined in Exhibit C) for the Hotel for the Test Period was less than 5% of the gross revenues for the Hotel (the "Minimum Margin") for such period, provided that:

                    (i) The default will be cured if at the end of the six month period immediately subsequent to the Test Period in which the GOP was less than the Minimum Margin (a "Cure Period"), the GOP for the twelve month period then ended is at least equal to the Minimum Margin.

                    (ii) If such a default is not cured at the end of a Cure Period, Manager may cure such default, by making a cash payment to the Lessee, within 21 days after the end of the period (a "Shortfall Payment"), equal to the difference between (i) the GOP for (A) the Test Period and (B) the Cure Period and (ii) the Minimum Margin for such periods.

                    (iii) If Manager cures such a default by making a Shortfall Payment, the Management Agreement may be terminated, at the Lessee's option, if the GOP is less than the Minimum Margin for either (A) the Test Period ending 6 months after the end of the Cure Period or (B) any subsequent Test Period, unless, within 15 days after the end of that Test Period, Manager makes a second Shortfall Payment equal to the difference between (i) the GOP for that Test Period and (ii) the Minimum Margin for such periods.

                    (iv) Manager may make only two Shortfall Payments and shall have only one Cure Period.

                    (v) Without in any way limiting or affecting the Lessee's right to terminate this Agreement on the terms and upon the occurrences described above, Lessee will consider in determining whether to exercise such rights, market conditions, unforseen occurrences and any other relevant facts which may have affected the performance of the Hotel. The provisions of this Section 9.04(a) shall not apply to the Hotel in any Test Period in which the operation of the Hotel, or the use of the Hotel's facilities, are significantly disrupted by casualty loss, strike, eminent domain, or events of Force Majeure that are beyond the reasonable control of Manager.

         (b) If Lessee elects to terminate this Agreement under Section 9.04, such right may be exercised provided that (i) notice of termination shall be given within sixty (60) days after the receipt by Lessee of the annual accounting for such fiscal period; and (ii) the notice shall specify a termination date no sooner than ninety (90) days after the giving of such notice.

         SECTION 9.05. MANAGER'S EARLY TERMINATION RIGHT. Manager, at its option, may terminate this Agreement upon sixty (60) days written notice to Lessee.

         SECTION 9.06.  RIGHT TO TERMINATE UPON SALE OR FORECLOSURE.
         (a) Upon any sale by Owner of the Hotel, Lessee shall have the right to terminate this Agreement ; provided, however, that the Lessee shall provide to Manager within 120 days of such sale either (i) a cash amount equal to 50% of the fair market value (as determined under the Percentage Lease) of the Lessee's then-remaining leasehold estate in the Hotel as of the closing date of the sale (the "Cash Amount") or (ii) written notice of its offer to have Manager manage a substitute hotel facility (a "Substitute Hotel") under a comparable Management Agreement; provided further, however, that if the Lessee provides Manager with an offer to manage a Substitute Hotel and Manager rejects the offer within 15 days, Lessee shall deliver the Cash Amount to Manager within 10 days of such rejection.

         (b) Lessee shall also have the right to terminate this Agreement upon a foreclosure by, the taking of possession by or a transfer in lieu of foreclosure to a holder of a lien on the Hotel, without penalty to the Lessee. The rights of the Lessee hereunder may be assigned to any first mortgagee of the Hotel and exercised by such assignee.

         SECTION 9.07. EMPLOYMENT SOLICITATION RESTRICTION UPON TERMINATION. Lessee and its affiliates and subsidiaries and their successors hereby agree not to solicit the employment of the Hotel general manager or assistant general manager at any time during the term of this Agreement without Manager's prior written approval. Furthermore, Lessee and its affiliates and subsidiaries and successors agree not to employ the Hotel's general manager or assistant general manager for a period of twelve (12) months after the termination or expiration of this Agreement, without Manager's prior written approval.


                                  ARTICLE 10.
                         APPLICABLE LAW AND ARBITRATION

         SECTION 10.01. APPLICABLE LAW. The interpretation, validity and performance of this Agreement shall be governed by the procedural and substantive laws of the state where the Hotel is located and any and all disputes, except those specifically referred to below, shall be brought and maintained within that state. If any judicial authority holds or declares that the law or another jurisdiction is applicable, this Agreement shall remain enforceable under the laws of that jurisdiction.

         SECTION 10.02.  ARBITRATION OF FINANCIAL MATTERS.

         SUBSECTION 10.02.1. MATTERS TO BE SUBMITTED TO ARBITRATION. In the case of a dispute with respect to any of the following matters, either party may submit such matter to arbitration which shall be conducted by the Accountants (as hereinafter defined in Subsection 10.02.2);

                    (a)   computation of the Management Fees;
                    (b)   reimbursements due to Manager under the
                          provisions of Section 11.15;
                    (c)   any adjustment in the Minimum Balance under
                          the provisions of Section 4.01(v); and
                    (d)   any adjustment in dollar amounts of insurance
                                           coverages required to be
                                           maintained.



         All disputes concerning the above matters shall be submitted to the Accountants. The decision of the Accountants with respect to any matters submitted to them under this Subsection 10.02.1 shall be binding on both parties hereto.

                    SUBSECTION 10.02.2. THE ACCOUNTANTS. The "Accountants" shall be one of three (3) firms of certified public accountants of recognized national standing in the hotel industry. Until otherwise agreed to by the parties, the three (3) firms shall be Arthur Andersen & Co., Coopers and Lybrand, and Pannell Kerr Forster, notwithstanding any existing relationships which may exist between Lessee and such accounting firms or Manager and such accounting firms. The party desiring to submit any matter to arbitration under Subsection 10.02.1 shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated and such party's choice of one of the three (3) accounting firms. The party receiving such notice shall within fifteen (15) days after receipt of such notice either approve such choice, or designate one of the remaining two (2) firms by written notice back to the first party, and the first party shall within fifteen (15) days after receipt of such notice either approve such choice or disapprove the same. If both parties shall have approved one of the three (3) firms under the preceding sentence, then such firm shall be the "Accountants" for the purposes of arbitrating the dispute; if the parties are unable to agree on an accounting firm, then the third firm, which was not designated by either party, shall be the "Accountants" for such purpose. The Accountants shall be required to render a decision in accordance with the procedures described in Subsection
10.02.3 within fifteen (15) days after being notified of their selection. The fees and expenses of the Accountants will be paid by the non-prevailing party.

         SUBSECTION 10.02.3. PROCEDURES. In all arbitration proceedings submitted to the Accountants, the Accountants shall be required to agree upon and approve the substantive position advocated by Lessee or Manager with respect to each disputed item. Any decision rendered by the Accountants that does not reflect the position advocated by Lessee or Manager shall be beyond the scope of authority granted to the Accountants and, consequently, may be overturned by either party. All proceedings by the Accountants shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such act are modified by this Agreement or the mutual agreement of the parties. Unless otherwise agreed, all arbitration proceedings shall be conducted at the Hotel.

         SECTION 10.03. PERFORMANCE DURING DISPUTES. It is mutually agreed that during any kind of controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement, Manager shall remain in possession of the Hotel as

Manager; and Lessee and Manager shall continue their performance of the provisions of this Agreement and its exhibits, but unless otherwise agreed by the parties all funds shall be held in a separate escrow account pending the resolution of such dispute. Either party shall be entitled to injunctive relief from a civil court or other competent authority to maintain possession in the event of a threatened eviction during any dispute, controversy, claim or disagreement arising out of this Agreement.


                                  ARTICLE 11.
                               GENERAL PROVISIONS

         SECTION 11.01. AUTHORIZATION. Lessee and Manager represent and warrant to each other that their respective corporations have full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish the other evidence of such authority.

         SECTION 11.02. RELATIONSHIP. Manager and Lessee shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

         SECTION 11.03. MANAGER'S CONTRACTUAL AUTHORITY IN THE PERFORMANCE OF THIS AGREEMENT. Manager is authorized to make, enter into and perform in the name of and for the account of Lessee any contracts deemed necessary by Manager to perform its obligations under this Agreement.

         SECTION 11.04. FURTHER ACTIONS. Lessee and Manager agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

         SECTION 11.05. SUCCESSORS AND ASSIGNS. Subject to Section 9.01(vii), the acquisition of Manager or its parent company by a third party shall not constitute an assignment of this Agreement by Manager and this Agreement shall remain in full force and effect between Lessee and Manager. Except as herein provided, Manager shall not assign any of its obligations hereunder without the prior written consent of Lessee, which shall not be unreasonably withheld or delayed. Lessee shall be deemed to have consented to such an assignment of this Agreement if Lessee has not notified Manager in writing to the contrary within fifteen (15) business days after Lessee has received Manager's request for Lessee's consent to an assignment. Manager shall have the right to pledge or assign its right to receive the Management Fees hereunder without the prior written consent of Lessee. In the event of any such pledge or assignment, Lessee shall have no right of set off, counterclaim or defense of payment against assignee. Lessee's sole remedy for breach of Manager's obligations under this agreement shall be suit for damages or specific performance against Manager.

         Lessee shall have the right to assign this Agreement to (i) the person or entity which has obtained title to the Hotel and a Homewood Suites Commitment Agreement or License Agreement for the Hotel or (ii) any mortgagee in connection with any mortgage placed on the Hotel. Except as hereinabove provided, Lessee shall not have the right to assign this Agreement.

         SECTION 11.06. NOTICES. All notices or other communications provided for in this Agreement shall be in writing and shall be either hand delivered, delivered by certified mail, postage prepaid, return receipt requested, delivered by an overnight delivery service, or delivered by facsimile machine (with an executed original sent the same day by an overnight delivery service), addressed as set forth on Exhibit "B." Notices shall be deemed delivered on the date that is four (4) calendar days after the notice is deposited in the U.S. mail (not counting the mailing date) if sent by certified mail, or, if hand delivered, on the date the hand delivery is made, or if delivered by facsimile machine, on the date the transmission is made. If given by an overnight delivery service, the notice shall be deemed delivered on the next business day following the date that the notice is deposited with the overnight delivery service. The addresses given above may be changed by any party by notice given in the manner provided herein.

         SECTION 11.07. DOCUMENTS. Lessee shall furnish Manager copies of all leases, title documents, property tax receipts and bills, insurance statements, all financing documents (including notes and mortgages) relating to the Hotel and such other non-confidential documents pertaining to the Hotel as Manager shall reasonably request.

         SECTION 11.08. DEFENSE. Manager shall defend and/or settle any claim or legal action brought against Manager or Lessee, individually, jointly or severally in connection with the operation of the Hotel. Manager shall, with the consent of Lessee, retain and supervise legal counsel, accountants and such other professionals, consultants and specialists as Manager deems appropriate to defend and/or settle any such claim or cause of action, with the consent of Lessee. All liabilities, costs, and expenses, including attorneys' fees and disbursements, incurred in defending and/or settling any such claim or legal action which are not covered by insurance and which were not caused by the gross negligence or willful misconduct of Manager, its officers, directors, employees, or agents shall be paid by Lessee.

         SECTION 11.09. WAIVERS. No failure or delay by Manager or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

         SECTION 11.10. CHANGES. Any change to or modification of this Agreement including, without limitation, any change in the application of this Agreement to the Hotel, must be evidenced by a written document signed by both parties hereto.

         SECTION 11.11. CAPTIONS. The captions for each Article and Section are intended for convenience only.

         SECTION 11.12. SEVERABILITY. If any of the terms and provisions hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms or provisions hereof. If, however, any material part of a party's rights under this Agreement shall be declared invalid or unenforceable (specifically including Manager's right to receive its Management Fees), the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty
(30) days written notice to the other party, without liability on the part of the terminating party.

         SECTION 11.13. INTEREST. Any amount payable to Manager or Lessee by the other which has not been paid when due shall accrue interest at the lesser of: (a) the highest legal limit in the state in which the Hotel is located or
(b) two percentage points (2%) over the published base rate of interest charged by Citibank, N.A., New York, New York, to borrowers on ninety (90) day unsecured commercial loans, as the same may be changed from time to time.

         SECTION 11.14. REIMBURSEMENT. The performance by Manager of its responsibilities under this Agreement are conditioned upon Lessee providing sufficient funds consistent with the Operating Budget to Manager on a timely basis to enable Manager to perform its obligations hereunder. Nevertheless, Manager shall be entitled, at its option, to advance funds or contribute property, on behalf of the Lessee, to satisfy obligations of Lessee in connection with the Hotel and this Agreement. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Lessee or its agents upon request. Lessee agrees to reimburse Manager with interest upon demand for money paid or property contributed by Manager to satisfy obligations of Lessee in connection with the Hotel and this Agreement. Interest shall be calculated at the rate set forth in Section 11.13 from the date Lessee was obligated to remit the funds or contribute the property for the satisfaction of such obligation to the date reimbursement is made.

         SECTION 11.15. TRAVEL AND OUT-OF-POCKET EXPENSES. Manager shall be reimbursed for all travel and out-of-pocket expenses of Manager's employees reasonably incurred in the performance of this Agreement, but not to exceed amounts included therefor in the Operating Budget. Manager shall have sole discretion, which shall not be unreasonably exercised, to determine the necessity for such travel or other expenses.

         SECTION 11.16. THIRD PARTY BENEFICIARY. This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto, specifically including any mortgagee to which the rights of the Lessee have been assigned.

         SECTION 11.17. BROKERAGE. Manager and Lessee represent and warrant to each other that neither has sought the services of a broker, finder or agent in this transaction, and neither has employed, nor authorized, any other person to act in such capacity. Manager and Lessee each hereby agrees to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys' fees) suffered or incurred by the other party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying party.

         SECTION 11.18. SURVIVAL OF COVENANTS. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

         SECTION 11.19. ESTOPPEL CERTIFICATE. Manager and Lessee agree to furnish to the other party, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Hotel as may be reasonably requested.

         SECTION 11.20. OTHER AGREEMENTS. Except to the extent as may now or hereafter be specifically provided, nothing contained in this Agreement shall be deemed to modify any other agreement between Lessee and Manager with respect to the Hotel or any other property.

         SECTION 11.21. PERIODS OF TIME. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the state in which the Hotel is located, then in such event said date shall be extended to the next day is not a Saturday, Sunday or legal holiday.

         SECTION 11.22. PREPARATION OF AGREEMENT. This Agreement shall not be construed more strongly against either party regardless of who is responsible for its preparation.

         SECTION 11.23. EXHIBITS. All exhibits attached hereto are incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.

         SECTION 11.24. ATTORNEY'S FEES AND OTHER COSTS. The parties to this Agreement shall bear their own attorneys' fees in relation to negotiating and drafting this Agreement. Should Lessee or Manager engage in litigation to enforce their respective rights pursuant to this Agreement, the prevailing party shall have the right to indemnity by the non- prevailing party for an amount equal to the prevailing party's reasonable attorneys' fees, court costs and expenses arising therefrom.

         SECTION 11.25.  COUNTERPARTS.  This Agreement may be executed in two
(2) or more counterparts, each of which shall be deemed an original.

         SECTION 11.27. CAPITALIZED TERMS. Capitalized terms used but not defined herein shall be as defined in the Exhibits hereto, which shall be incorporated by reference herein and deemed a part hereof as if fully set forth herein.

                           [Signature Page to Follow]

         The parties have respectively caused this Agreement to be executed as of the respective dates shown below.


                                  LESSEE:
                                  ------

                                  WINSTON HOSPITALITY, INC.

                                  By: /s/
- - ----------------------------          ------------------------------------------
Witness                               John B. Harris, Jr.
                                  Its: President


                                   MANAGER:
                                   -------
                                   PROMUS HOTELS, INC.

                                  By:
- - --------------------------            ------------------------------------------
Witness
                                  Its:
                                       -----------------------------------------

                                  OWNER:
                                  -----

                                  WINN LIMITED PARTNERSHIP, which is a signatory hereto only to evidence its agreement to the obligations set forth in Sections 4.01(iii) and (v) and as a third party beneficiary to Sections 3.01(v) - (vii), (xii), (xiv) -
                                  (xvi), (xx), 9.06 and Exhibit D

                                  By:  Winston Hotels, Inc., its general partner

                                  By:  /s/
- - ---------------------------          -------------------------------------------
Witness                                Robert W. Winston, III
                                  Its: President



                                  EXHIBIT "A"

                               LICENSE AGREEMENT

                                  EXHIBIT "B"

                              DEAL SPECIFIC TERMS

DEFINITIONS:        The following terms which are used but not defined in the
Agreement or otherwise in the exhibits shall have the respective meanings specified below:

         "Purchase Agreement" shall mean the purchase agreement dated ______________ between Owner and Promus.

         "Percentage Lease" shall mean the percentage lease agreement dated ___________, 1996 between Lessee and Owner relating to the Hotel, which is attached hereto as Exhibit B-1.


TERM:    The term of this Management Agreement shall equal the term of the
Percentage Lease.


[INITIAL DEPOSIT IN PRE-OPENING BANK ACCOUNT(S):]


INITIAL MINIMUM BALANCE FOR THE BANK ACCOUNT(S):


INITIAL REPRESENTATIVE:


DISBURSEMENT PRIORITY SCHEDULE:

         Each fiscal month Manager, on behalf of Lessee, shall disburse funds from the Bank Account(s) in the following order of priority and to the extent available:

         (a) the Management Fee to the extent not subordinated to payments required under the Percentage Lease;

         (b) all fees, assessments and charges due and payable under the Commitment Agreement and License Agreement when issued;

         (c)        all reimbursable expenses due Manager;

         (d) all other Hotel operating costs, as such costs and expenses are defined under the accounting practices of Manager in conformity with generally accepted accounting practices consistently applied, specifically including, but not limited to, (i) the cost of operating equipment and operating supplies, wages, salaries and employee fringe benefits, advertising and promotional expenses, the cost of personnel training programs, utility and energy costs, operating licenses and permits, grounds and landscaping maintenance costs and equipment rentals approved by Manager as an operating cost; (ii) all expenditures made for maintenance and repairs to keep the Hotel in good condition and repair, specifically excluding expenditures for Capital Replacements; (iii) premiums and charges on the insurance coverages specified in Exhibit "D" incurred after the [OPENING DATE/EFFECTIVE DATE]; and (iv) any lease payments (other than payments under the Percentage Lease). There shall be excluded from the operating costs of the Hotel the following, which shall be ownership costs of the Hotel:

                    (i) depreciation of the Hotel, furnishings, fixtures and equipment; (ii) rental pursuant to a ground lease, if any, or any other lease payments; (iii) debt service (interest and principal) on any mortgage(s) encumbering the Hotel;
                    (iv) property taxes and assessments; [(V) AMORTIZATION OF PRE-OPENING EXPENSES;] (vi) expenditures for Capital Replacements; (vii) audit, legal and other professional or special fees; (viii) equipment rentals approved by Manager as an ownership cost; (ix) administrative and general expenses and disbursements of Lessee, including compensation of employees of Lessee; (x) Federal, State and local Franchise and Income Taxes; (xi) amortization of bond discounts and mortgage expenses; and (xii) such other costs or expenses which are normally treated as ownership costs under the accounting practices of Manager in conformity with generally accepted accounting practices consistently applied;

         (e)        Amounts payable or accrued under the Percentage
                    Lease; and

         (f)        the balance of the Management Fee.

         After the disbursements set forth above, any excess funds remaining in the Bank Account(s) over the Minimum Balance shall be distributed to Lessee.
If after making the disbursements set forth above, there shall be a deficiency in the Minimum Balance, Lessee shall immediately provide such funds as may be required to maintain the Minimum Balance in the Bank Account(s).

NOTICES:            LESSEE:                        MANAGER:
                    Winston Hospitality,           Promus Hotels, Inc.
                    Inc.                           755 Crossover Lane
                    2209 Century Drive             Memphis, TN 38117
                    Suite __                       Fax: 901/374-5050

                    Fax:  (919) 571-7330           Attn: Corporate Secretary
                    Attn: President


                    OWNER:
                    WINN Limited Partnership
                    c/o Winston Hotels, Inc.
                    2209 Century Drive
                    Suite 300
                    Fax:   (919) 571-7330
                    Attn:  President

                                  EXHIBIT "C"

                                MANAGEMENT FEES

         The "Management Fee" shall mean and refer to a fee equal to the greater of (i) 1% of the Adjusted Gross Revenues (as hereinafter defined) from the Hotel or (ii) (A) 50% of the Lessee's "Gross Operating Profit" ("GOP") for the Hotel plus, (B) if the Lessee's GOP exceeds 5% of the gross revenues of the Hotel, (x) 100% of such excess up to an amount equal to 1% of the gross revenues of the Hotel and (y) 50% of such excess thereafter. The Lessee's GOP means the Gross Revenues of the Hotel for a period, less all operating expenses borne by the Lessee (which does not include real property taxes and casualty insurance premiums, which are paid by Owner or Winston Hotels, Inc., a North Carolina corporation and the general partner of Owner ("WHI"), and less any amounts payable by the Lessee for the period under the Percentage Lease. The Management Fee will be payable monthly, in arrears, within 30 days after the end of the month.

                    If WHI, Owner and their affiliates have not spent at least $50 million to develop hotels with franchises offered by Manager in the four year period ending April __, 2000 (the "Development Period"), the Management Fee for the Hotel shall adjust upward, beginning on that date but not retroactively for any previous period, by substituting "60%" for "50%" in the fee calculation described above. The amount spent shall include amounts budgeted to be spent completing hotels on which development has commenced in the Development Period. The Management fee for the Hotel payable for any period in excess of 1% of the Adjusted Gross Revenues of the Hotel for the period shall be subordinated to the payment of rent for such period under the Percentage Lease.

         The term "Gross Revenues" shall be defined as all revenues and income of any nature derived directly or indirectly from the Hotel or from the use or operation thereof, whether on or off the site, including total room sales, food and beverage sales, if any, laundry, telephone, telegraph and telex revenues, other income, rental or other payments from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires) and the proceeds of business interruption, use, occupancy or similar insurance.

         The term "Adjusted Gross Revenues" shall be defined as Gross Revenues less the following revenues actually received by the Hotel and included in Gross Revenues: (i) any gratuities or service charges added to a customer's bill; (ii) any credits or refunds made to customers, guests or patrons; (iii) any sums and credits received by Lessee for lost or damaged merchandise; (iv) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges; (v) any proceeds from the sale or other disposition of the Hotel, furnishings and equipment or other capital assets; (vi) any fire and extended coverage insurance proceeds; (vii) any condemnation awards; (viii) any proceeds of financing or refinancing of the Hotel; (ix) commissions, (x) refunds, (xi) vendor payments and splits, and
(xii) any interest on the Bank Account(s).

                                  EXHIBIT "D"

                                   INSURANCE

         In accordance with Section 3.01(xvi), Manager shall, on behalf of Lessee and at Lessee's expense, procure the insurance coverages hereinafter set forth and ensure that they are in full force and effect at the time the Term commences and that they remain in full force and effect throughout the Term of this Agreement. All cost(s) and expense(s) incurred by Manager in procuring the following insurance coverages shall be [PRE-OPENING EXPENSES IF INCURRED PRIOR TO THE OPENING DATE AND] operating costs [IF INCURRED AFTER THE OPENING DATE] and shall be paid from [THE PRE-OPENING BANK ACCOUNT(S) AND] the Bank Account(s) [RESPECTIVELY]:

Coverages:                                                  Amounts Of Insurance:
- - ---------                                                   --------------------
         Comprehensive General Liability                    $10,000,000
         -------------------------------                    per location
                    Including -
                    Premises - Operations
                    Products/Completed Operations
                    Contractual
                    Personal Injury
                    Liquor Liability/Dram Shop
                          (if applicable)
                    Elevators and Escalators

         Automobile Liability                               $10,000,000
         --------------------
                    Owned Vehicles
                    Non-Owned Vehicles
                    Uninsured Motorist where
                      Required by Statute

         Automobile Physical Damage (Optional)
         --------------------------
                    Comprehensive                              (To Value
                    Collision                                  if insured)

         Workers' Compensation                              Statutory
         ---------------------

         Employer's Liability                               $1,000,000
         --------------------

         Fidelity (Employee Dishonesty)                     As required
         --------

         Money and Securities                               As required
         --------------------

         Protective Liability                               $5,000,000
         --------------------

                    All risks from construction
                    and renovation projects costing
                    more than $250,000 occurring
                    after the Effective Date

         Builders Risk                             Completed value of the Hotel
         -------------
            All risk for term of Hotel
            construction and renovation
            Subsequent to the Effective Date.

         Business Interruption

            Blanket Coverage for the perils insured against under Real and Personal Property in this Exhibit "D." This coverage shall specifically cover Manager's loss of Management Fees. The business interruption insurance shall be for a twelve (12) month indemnity period. Calculated yearly based on estimated Hotel revenues.

         All insurance coverages provided for under this Exhibit "D" shall be effected by policies issued by insurance companies (i) that are authorized to do business in the state in which the Hotel is located; and (ii) that are of good reputation and of sound and adequate financial responsibility, having a Bests Rating of B+ VI or better, or a comparable rating if Bests ceases to publish its ratings or materially changes its rating standards or procedures.

         Manager shall deliver to Owner and Lessee duly executed certificates of insurance with respect to all of the policies of insurance procured, including existing, additional and renewal policies.

         Each policy of insurance maintained in accordance with this Exhibit "D," to the extent obtainable, shall specify that such policies shall not be canceled or materially changed without at least thirty (30) days prior written notice to Owner, Lessee and Manager.

         Except as otherwise provided in the Agreement, Manager and Lessee each waives, releases and discharges the other from all claims or demands which each may have or acquire against the other, or against each other's subsidiaries, affiliates, directors, officers, agents, employees, independent contractors or partners, with respect to any claims for any losses, damages, liabilities or expenses (including attorneys' fees) incurred or sustained by either of them on account of injury to persons or damage to property or business arising out of the ownership, management, operation and maintenance of the Hotel, regardless of





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

whether any such claim or demand may arise because of the fault or negligence of the other party or its subsidiaries, affiliates, officers, employees, directors, agents or independent contractors. Each policy of insurance maintained in accordance with this Exhibit "D" shall insure against the negligent acts of a party hereto and shall contain a specific waiver of subrogation reflecting the above.

         All policies of insurance provided for under this Exhibit "D" shall be carried in the name of the Manager. Lessee's interests, Owner's interests, and the interests of any other applicable party will be included in the coverage by an additional insured endorsement.

         All such policies of insurance shall be written on an "occurrence" basis to the extent obtainable in the insurance market.

         Either Manager or Lessee, by notice to the other, shall have the right to require that the minimum amount of insurance to be maintained with respect to the Hotel under this Exhibit "D" be increased to make such insurance comparable with prudent industry standards and to reflect increases in liability exposures, taking into account the size and location of the Hotel.

         [LESSEE AND OWNER HEREBY AUTHORIZE MANAGER TO UTILIZE THE SERVICES OF AND/OR PLACE THE INSURANCE SET FORTH IN THIS EXHIBIT "D" WITH (I) ANY SUBSIDIARY OR AFFILIATED COMPANY OF PROMUS HOTEL CORPORATION OR ITS SUCCESSOR CORPORATION IN THE INSURANCE BUSINESS AS MANAGER DEEMS APPROPRIATE, OR (II) A THIRD PARTY INSURANCE CARRIER MEETING THE SPECIFICATIONS SET FORTH ABOVE.]





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RI-RE\t:\pjm\winston\manage.10
May 10, 1996





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